EXHIBIT 99.1

*AS REPUBLISHED*

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

This annual report contains forward-looking statements. See Page 26 for further information on the risks and uncertainties associated with forward-looking statements.

The following discussion and analysis is presented to facilitate the understanding of the financial position and results of operations of First Financial Bancorp (First Financial or the Company). It identifies trends and material changes that occurred during the reporting periods and should be read in conjunction with the statistical data, Consolidated Financial Statements, and accompanying Notes on Pages 27 through 56.

EXECUTIVE SUMMARY

First Financial is a $6.7 billion bank holding company headquartered in Cincinnati, Ohio. As of December 31, 2009, First Financial, through its subsidiaries, operated mainly in Ohio, Indiana, Kentucky, and Michigan. These subsidiaries include a commercial bank, First Financial Bank, N.A. (Bank), with 127 banking centers and 149 ATMs, and a registered investment advisory company, First Financial Capital Advisors LLC (Capital Advisors). Within these two subsidiaries, First Financial conducts two primary activities: banking and wealth management. The Bank operates in 10 distinct markets under the First Financial Bank name and provides lending products, deposit accounts, cash management, and other services to commercial and retail clients. The wealth management activities include a full range of services including trust services, brokerage, investment, and other related services. Additionally, the Bank acquired a specialty, franchise lending subsidiary as part of a business combination in 2009 described below. The franchise finance business provides equipment and leasehold improvement financing for franchisees, in the quick service and casual dining restaurant sector, throughout the United States. Loans to franchisees often include the financing of real estate as well as equipment.

In the first quarter of 2010, First Financial’s corporate headquarters was relocated to downtown Cincinnati, Ohio. The Bank subsidiary remains headquartered in Hamilton, Ohio.

First Financial’s return on average shareholders’ equity for 2009 was 52.0%, which compares to 8.21% and 12.73% for 2008 and 2007, respectively. First Financial’s return on average assets for 2009 was 5.20%. This compares to return on average assets of 0.67% and 1.08% for 2008 and 2007, respectively.

The major components of First Financial’s operating results for the past five years are summarized in Table 1 — Financial Summary and discussed in greater detail on subsequent pages.

First Financial serves a combination of metropolitan and non-metropolitan markets in Ohio, Indiana, Kentucky, and Michigan through its full-service banking centers. Market selection is based upon a number of factors, but markets are primarily chosen for their potential for growth, and long-term profitability. First Financial’s goal is to develop a competitive advantage utilizing a local market focus; building long-term relationships with clients and helping them reach greater levels of success in their financial life. During the third quarter of 2009, First Financial assumed the banking operations of Peoples Community Bank (Peoples), Irwin Union Bank and Trust Company (Irwin Union Bank) and Irwin Union Bank, F.S.B. (Irwin FSB) (collectively, Irwin) through Federal Deposit Insurance Corporation (FDIC) assisted transactions. Also during the third quarter of 2009, in a separate and unrelated transaction, First Financial purchased three banking centers including related deposits and loans, from Irwin. First Financial intends to continue to concentrate future growth plans and capital investments in its metropolitan markets. However, the acquired franchise finance subsidiary is a national business. Smaller markets have historically provided stable, low-cost funding sources to First Financial and they remain an important part of its funding base. First Financial believes its historical strength in these markets should enable it to retain or improve its market share.

BUSINESS COMBINATIONS

All references to acquired balances reflect the fair value unless stated otherwise.

During the third quarter of 2009, through FDIC-assisted transactions, First Financial acquired the banking operations of Peoples and Irwin. The company also acquired 3 Indiana banking centers, including related deposits and loans, from Irwin in a separate and unrelated transaction. The acquisitions of the Peoples and Irwin franchises significantly expands the First Financial footprint, opens new markets and strengthens the company through the generation of additional capital. Through these three transactions, the company added a total of 49 banking centers, including 39 banking centers within the company’s primary markets.

In connection with the Peoples and Irwin FDIC-assisted transactions, First Financial entered into loss sharing agreements with the FDIC. Under the terms of these agreements the FDIC will reimburse First Financial for a percentage of losses with respect to certain loans (covered loans) and other real estate owned (OREO) (collectively, covered assets) beginning with the first dollar of loss. These agreements provide for loss protection on single-family, residential loans for a period of ten years and First Financial is required to share any recoveries of previously charged-off amounts for the same time period, on the same pro-rata basis with the FDIC. All other loans are provided loss protection for a period of five years and recoveries of previously charged-off loans must be shared with the FDIC for a period of eight years, again on the same pro-rata basis. Covered loans now represent nearly half of First Financial’s loans.

First Financial must follow specific servicing and resolution procedures, as outlined in the loss share agreements, in order to receive reimbursement from the FDIC for losses on covered assets. The company has established separate and dedicated teams of legal, finance, credit and technology staff to execute and monitor all activity related to each agreement, including the required periodic reporting to the FDIC. First Financial intends to service all covered assets with the same resolution practices and diligence as it does for the assets that are not subject to a loss share agreement.

During the fourth quarter of 2009, initial estimates of loan carrying values and other related balance sheet items were revised and resulted in adjustments to the estimated carrying values of the acquired assets and liabilities previously recorded in the third quarter of 2009. In accordance with FASB ASC Topic 805, previously reported third quarter 2009 results were adjusted to reflect the impact of this additional information. These adjustments resulted in an increase in goodwill and other intangibles of $6.0 million, a net decrease in total assets of $2.2 million, a net decrease in total shareholders’ equity of $0.6 million and a net decrease in after-tax net income of $0.6 million.

An overview of the transactions and their respective loss share agreements are discussed below.

Peoples Community Bank

Including cash received from the FDIC, First Financial acquired $~~566.0~~566.6 million in assets, including $~~336.1~~335.2 million in loans and other real estate, and assumed $584.7 million in liabilities, including $520.8 million in deposits. All assets and liabilities were recorded at their estimated fair market value resulting in recorded goodwill of $18.1 million as the estimated fair value of liabilities assumed exceeded the estimated fair value of assets acquired.

Covered assets totaling $~~324.4~~335.2 million in fair value are subject to a stated loss threshold of $190.0 million whereby the FDIC will reimburse First Financial for 80% of covered asset losses up to $190.0 million, and 95% of losses beyond $190.0 million. The FDIC’s obligation to reimburse First Financial for losses with respect to covered assets begins with the first dollar of loss incurred.

First Financial holds a purchase option from the FDIC for each of Peoples bank properties and their associated contents. First Financial completed a review of the former Peoples locations and notified the FDIC of the company’s intent to purchase certain properties for a combined purchase price of $7.9 million. The acquisition date for these properties has not been determined at this time.

Early in the fourth quarter of 2009, First Financial successfully completed the technology conversion and operational integration of Peoples. In conjunction with these efforts, two former Peoples banking centers were consolidated into First Financial locations and one First Financial banking center was consolidated into a former Peoples location. In addition, of the approximately 115 associates who were employed at Peoples on the acquisition date, 102 have accepted full-time positions at First Financial. The positions are primarily located within the banking center network.

Irwin

Including cash received from the FDIC, First Financial acquired $3.3 billion in assets, including $1.8 billion in loans, and assumed $2.9 billion in liabilities, including $2.5 billion in deposits, with all assets and liabilities recorded at their estimated fair market value.

The loans were acquired under a modified transaction structure with the FDIC whereby certain non-performing loans, foreclosed real estate, acquisition, development and construction loans, and residential and commercial land loans were excluded from the acquired portfolio. The estimated fair value for loans acquired was based upon the FDIC’s estimated data for acquired loans. The company and the FDIC continue to evaluate the total loan portfolio of Irwin to determine if, based on the exclusion criteria, there are additional loans that should be excluded from the portfolio acquired by First Financial. We anticipate the final determination of the excluded loans will be completed by the end of the first quarter of 2010.

Covered assets acquired from Irwin Union Bank totaling $1.5 billion in fair value are subject to a stated loss threshold of $526.0 million whereby the FDIC will reimburse First Financial for 80% of covered asset losses up to $526.0 million, and 95% of losses beyond $526.0 million. The FDIC’s obligation to reimburse First Financial for losses with respect to covered assets begins with the first dollar of loss incurred.

Covered assets acquired from Irwin FSB totaling $259.4 million in fair value are subject to a stated loss threshold of $110.0 million whereby the FDIC will reimburse First Financial for 80% of covered asset losses up to $110.0 million, and 95% of losses beyond $110.0 million. The FDIC’s obligation to reimburse First Financial for losses with respect to covered assets begins with the first dollar of loss incurred.

As the estimated fair value of assets acquired exceeded the estimated fair value of liabilities assumed, First Financial recorded a pre-tax bargain purchase gain of $379.1 million, as required by Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 805, Business Combinations.

Conversion of Irwin’s technology and operational systems was completed in the first quarter of 2010.

10   First Financial Bancorp 2009 Annual Report

Table 1 • Financial Summary

	December 31,
(Dollars in thousands, except per share data)	2009	2008	2007	2006	2005
Summary of operations
Interest income	$233,228	$183,305	$206,442	$205,525	$200,697
Tax equivalent adjustment (1)	1,265	1,808	2,281	2,655	2,983
Interest income tax – equivalent (1)	234,493	185,113	208,723	208,180	203,680
Interest expense	57,245	67,103	87,942	80,452	67,730
Net interest income tax – equivalent (1)	$177,248	$118,010	$120,781	$127,728	$135,950
Interest income	$233,228	$183,305	$206,442	$205,525	$200,697
Interest expense	57,245	67,103	87,942	80,452	67,730
Net interest income	175,983	116,202	118,500	125,073	132,967
Provision for loan and lease losses	56,084	19,410	7,652	9,822	5,571
Noninterest income	441,307	51,749	63,588	67,984	46,191
Noninterest expenses	170,638	115,176	120,747	152,515	130,165
Income from continuing operations before income taxes	390,568	33,365	53,689	30,720	43,422
Income tax expense	144,022	10,403	18,008	9,449	12,614
Income from continuing operations	246,546	22,962	35,681	21,271	30,808
Discontinued operations
Other operating income (loss)	0	0	0	0	583
Gain on sale of discontinued operations	0	0	0	0	10,366
Income (loss) from discontinued operations before income taxes	0	0	0	0	10,949
Income tax expense (benefit)	0	0	0	0	3,824
Income from discontinued operations	0	0	0	0	7,125
Net income	246,546	22,962	35,681	21,271	37,933
Dividends on preferred stock	3,578	0	0	0	0
Income available to common shareholders	$242,968	$22,962	$35,681	$21,271	$37,933

Per share data
Earnings per common share from continuing operations:
Basic	$5.40	$0.62	$0.93	$0.54	$0.72
Diluted	$5.33	$0.61	$0.93	$0.54	$0.71
Earnings per common share from discontinued operations:
Basic	$0.00	$0.00	$0.00	$0.00	$0.17
Diluted	$0.00	$0.00	$0.00	$0.00	$0.17
Earnings per common share
Basic	$5.40	$0.62	$0.93	$0.54	$0.89
Diluted	$5.33	$0.61	$0.93	$0.54	$0.88
Cash dividends declared per common share	$0.40	$0.68	$0.65	$0.64	$0.64
Average common shares outstanding–basic (in thousands)	45,029	37,112	38,455	39,539	43,084
Average common shares outstanding–diluted (in thousands)	45,557	37,484	38,459	39,562	43,173

Selected year-end balances
Total assets	$6,681,123	$3,699,142	$3,369,316	$3,301,599	$3,690,808
Earning assets	5,988,295	3,379,873	3,054,128	2,956,881	3,333,406
Investment securities (2)	579,147	692,759	346,536	366,223	607,983
Loans, excluding covered loans	2,893,490	2,683,260	2,599,087	2,479,834	2,627,423
Covered loans	1,929,549	0	0	0	0
FDIC indemnification asset	316,040	0	0	0	0
Interest-bearing demand deposits	1,356,249	636,945	603,870	667,305	733,880
Savings deposits	1,010,469	583,081	596,636	526,663	503,297
Time deposits	2,229,400	1,150,208	1,227,954	1,179,852	1,247,274
Noninterest-bearing demand deposits	754,522	413,283	465,731	424,138	440,988
Total deposits	5,350,640	2,783,517	2,894,191	2,797,958	2,925,439
Short-term borrowings	37,430	354,533	98,289	96,701	111,634
Long-term debt	404,716	148,164	45,896	63,762	286,655
Other long-term debt	20,620	20,620	20,620	30,930	30,930
Shareholders’ equity (3)	675,167	348,327	276,583	285,479	299,881

Ratios based on average balances
Loans to deposits (4)	92.50%	95.14%	90.03%	89.39%	94.81%
Net charge-offs to loans, excluding covered loans	1.16%	0.47%	0.24%	0.97%	0.30%
Total shareholders’ equity to total assets	9.99%	8.16%	8.47%	8.69%	9.57%
Common shareholders’ equity to total assets	8.34%	8.11%	8.47%	8.69%	9.57%
Return on assets	5.20%	0.67%	1.08%	0.62%	1.00%
Return on common equity	61.43%	8.27%	12.73%	7.13%	10.40%
Return on equity	52.04%	8.21%	12.73%	7.13%	10.40%
Net interest margin	4.05%	3.71%	3.94%	4.01%	3.87%
Net interest margin (tax equivalent basis) (1)	4.08%	3.77%	4.01%	4.09%	3.96%
Dividend payout	7.41%	109.68%	69.89%	118.52%	71.91%

(1)	Tax equivalent basis was calculated using a 35.00% tax rate in all years presented.

(2)	Includes investment securities held-to-maturity, investment securities available-for-sale, investment securities trading, and other investments.

(3)	2008 Shareholders’ equity was reduced by $2,499 due to the impact of a pension-related accounting pronouncement effective January 1, 2008.

For further information, refer to Note 17 in the Notes to Consolidated Financial Statements.

(4)	Includes covered loans

First Financial Bancorp 2009 Annual Report   11

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Irwin Banking Centers

Separate and unrelated to the previously mentioned FDIC-assisted transactions, the company purchased 3 banking centers located in Indiana from Irwin Union Bank, including $84.6 million in deposits and $41.1 million in performing loans. Assets acquired in this transaction are not subject to a loss share agreement. Loans were acquired at par value and there was no premium paid on assumed deposits. The technology conversion and operational integration of all assets acquired and liabilities assumed was complete at the acquisition date. The purchased assets and assumed liabilities were recorded at their estimated fair value resulting in recorded goodwill of $~~5.4~~5.5 million as the estimated fair value of liabilities assumed exceeded the estimated fair value of assets acquired. Fair values are preliminary and subject to refinement for up to one year after the closing date of the acquisition, as additional information relative to closing date fair values becomes available.

Strategic Decisions

Management has concluded that the markets previously operated by Irwin in the western United States do not align with the long-term strategic plans for the company. Each of these markets pursued an exit strategy whereby the market presidents worked with an institution of their choosing to refer existing client relationships. If a suitable financial institution was not identified, an exit date was selected for each market and the office closed in compliance with the applicable regulatory requirements. Exit strategies coincided with the conversion and operational integration process. In the fourth quarter of 2009, the company elected to close the St. Louis, Missouri location and sold $~~43.0~~42.9 million in western market loans, at their unpaid principal balances.

At December 31, 2009, the nine remaining western offices combined had $684.3 million in unpaid principal balances in loans and $347.0 million in deposits. First Financial will continue to service the loans and deposits in these markets in compliance with the terms of the purchase agreements with the FDIC and FDIC as receiver and related loss share agreements. Additionally, in the first quarter of 2010, First Financial closed 7 of the remaining 9 western market offices and sold an additional $22.6 million in western market loans at their unpaid principal balances.

First Financial also acquired, as part of the Irwin transaction, a franchise finance business. This national business is a specialty lender in the quick service and casual dining segments of the restaurant industry. It is led by a seasoned management team with strong underwriting, credit management and loss mitigation experience. There were outstanding principal balances of approximately $621.6 million in franchise finance loans at December 31, 2009, all of which are covered under a loss share agreement with the FDIC except for $16.9 million of loans originated subsequent to the acquisition.

This business offers First Financial the ability to diversify its earning assets and will be supported as part of the company’s ongoing strategy. The overall portfolio size will be managed to a risk-appropriate level so as not to create an industry concentration.

OVERVIEW OF OPERATIONS

The primary source of First Financial’s revenue is net interest income, the excess of interest received from earning assets over interest paid on interest-bearing liabilities, and the fees for financial services provided to clients. First Financial’s business results tend to be influenced by overall economic factors and conditions, including market interest rates, price competition within the marketplace, business spending, and consumer confidence.

Net interest income in 2009 increased 51.4% from 2008, compared to a 1.9% decline from 2007 to 2008. The increase in 2009, primarily during the second half of the year, was attributable to the Peoples and Irwin acquisitions which occurred in the third quarter. This resulted in an increase in the earning asset base, as well as the repricing of the assumed deposit portfolios. Average earning assets increased $1.2 billion, or 38.8%, during 2009. The net interest margin was 4.05% for 2009, compared with 3.71% in 2008, and 3.94% in 2007.

Loan growth during 2009 was primarily driven by the Peoples and Irwin acquisitions. First Financial continues to expand its commercial lending sales force and deepen its market presence, primarily in metropolitan markets. Total loans increased from $2.7 billion in the fourth quarter of 2008 to $4.8 billion in the fourth quarter of 2009, a $2.1 billion increase. The mix shift from certain lower yielding consumer loans to higher yielding commercial loans continues. Excluding covered loans, period-end commercial, commercial real estate, and construction loans increased from $1.9 billion in the fourth quarter of 2008 to $2.1 billion in the fourth quarter of 2009, an increase of $244.1 million or 12.9%.

The competitive landscape remained intense during 2009 and continues to be impacted by increased liquidity pressure being exhibited by a number of banks in our markets. First Financial experienced significant deposit growth as a result of the acquisitions described above while Compass, the company’s aggressive new retail sales process that was introduced in 2009, also contributed to deposit growth during the year. Average total deposits increased $913.4 million or 32.7% from 2008 to 2009, while, average transaction and savings deposits increased $414.3 million, or 34.0%, during this time.

Noninterest income was positively impacted by a number of factors, primarily driven by the $379.1 million bargain purchase gain recognized in the third quarter due to the Irwin acquisition as well as income earned on covered loans that prepay or that pay according to their contractual obligation. Noninterest expense increased by $55.5 million through 2009 due to higher FDIC assessment costs and higher expenses related to incentive compensation, general growth and market expansion. Acquisition related costs, which were primarily legal, professional, technology, and other integration costs also contributed to the increase in noninterest expense. Staffing, occupancy, and marketing expenses also increased due to the additional banking centers in operation during the second half of 2009.

Credit quality began to deteriorate in the second half of 2008 and this deterioration continued throughout 2009 due to sustained weakness in the economy. First Financial continued to experience significant stress in its commercial and commercial real estate portfolios as borrowers with previously sufficient capital levels struggled to withstand the protracted economic strain. The elevated levels of net charge-offs and nonperforming assets and higher provision expense recorded in 2009 reflected the weak economic conditions, including persistent high unemployment rates, lower consumer spending, higher vacancy rates, lower rents and depressed property values. Management expects credit quality trends to remain volatile until economic conditions exhibit considerable improvement.

The allowance for loan and lease losses (allowance) as a percent of nonperforming loans was 76.3% at December 31, 2009, compared with 197.3% at December 31, 2008. Coverage ratios decreased in 2009 due to growth in nonperforming loans outpacing growth in the allowance. As nonperforming loans increase, more loans are reviewed for specific valuations and these valuations are often less than 100% of loan value resulting in lower coverage ratios. While credit costs trended higher throughout 2009, management believes First Financial’s coverage ratios represent an appropriate level of reserves for the remaining risk in the portfolio. First Financial believes that its credit costs in 2009, although higher than previous levels, remain favorable relative to industry and peer levels and are a reflection of its strong credit management policies and practices.

Actions taken by the FDIC had a negative impact on First Financial’s operating results in 2009, as compared to 2008. In December 2008, the FDIC approved a final rule on deposit assessment rates for the first quarter of 2009. The rule raised assessment rates uniformly by 7 basis points, annually, beginning in the first quarter of 2009. The increase in assessment rates effective January 1, 2009 increased First Financial’s regular assessment to $4.3 million for 2009 from $0.4 million for 2008.

In addition to the change in general assessment rates discussed above, the FDIC board announced an emergency special assessment on all banks that was paid in the second quarter of 2009. The purpose of the special assessment was to restore the Deposit Insurance Fund to an acceptable level. The emergency special assessment resulted in an additional $1.7 million expense for First Financial. FDIC expense for 2009 increased $6.5 million to $6.8 million in 2009, compared to $0.4 million in 2008. We also prepaid an estimated 3 year insurance assessment of $17.1 million on December 30, 2009.

For a more detailed discussion of the above topics, please refer to the sections that follow.

NET INCOME

2009 vs. 2008. First Financial’s net income increased $223.6 million or 973.7% to $246.5 million in 2009, compared to net income of $23.0 million in 2008. Net income in 2009 included a $238.4 million bargain purchase gain, net of taxes, related to the Irwin acquisition in the third quarter. First Financial’s 2008 net income included a $3.7 million loss related to the decline in market value of 200,000 FHLMC perpetual preferred series V shares and a $1.6 million gain associated with the partial redemption of Visa Inc. common shares in the second quarter of 2008. Net interest income increased $59.8 million or 51.4% in 2009 from 2008 primarily due to the Peoples and Irwin acquisitions in the third quarter. Net interest income in 2009 was positively impacted by the increased earning asset base resulting from acquisitions as well as by the repricing of the assumed deposit portfolios. Average earning assets increased $1.2 billion, or 38.8%, during 2009. For more detail, refer to Table 2 — Volume/Rate Analysis and the Net Interest Income section.

2008 vs. 2007. First Financial’s net income decreased $12.7 million or 35.6% to $23.0 million in 2008, compared to net income of $35.7 million in 2007. The 2008 pre-tax income included a $3.7 million loss related to the decline in market value of 200,000 FHLMC perpetual preferred series V shares and a $1.6 million gain associated with the partial redemption of Visa Inc. common shares in the second quarter of 2008. First Financial’s 2007 net income included $5.5 million from the gain on the sale of its merchant payment processing portfolio, $1.1 million from the gain on the sale of residential mortgage servicing rights, and $0.4 million from the gain on the redemption of Mastercard Incorporated common shares, offset by $2.2 million in pension settlement charges and $1.6 million in severance costs. Net interest income decreased $2.3 million or 1.9% in 2008 from 2007 primarily due to the decline in market interest rates partially offset by the continued shift in the mix of deposits from higher-cost certificates of deposit to lower-cost transaction-based accounts and a $124.2 million, or 4.1%, increase in average earning assets during 2008. For more detail, refer to Table 2 — Volume/Rate Analysis and the Net Interest Income section.

12   First Financial Bancorp 2009 Annual Report

NET INTEREST INCOME

First Financial’s net interest income for the years 2005 through 2009 is shown in Table 1 — Financial Summary. Net interest income, First Financial’s principal source of income, is the excess of interest received from earning assets over interest paid on interest-bearing liabilities. The amount of net interest income is determined by the volume and mix of earning assets, the rates earned on such earning assets, and the volume, mix, and rates paid for the deposits and borrowed money that support the earning assets. Table 2 — Volume/Rate Analysis describes the extent to which changes in interest rates and changes in volume of earning assets and interest-bearing liabilities have affected First Financial’s net interest income on a tax equivalent basis during the years indicated. Table 2 — Volume/Rate Analysis should be read in conjunction with the Statistical Information shown on Page 27.

Interest income on a tax equivalent basis is presented in Table 1 — Financial Summary. The tax equivalent adjustment recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35.0% tax rate for all years presented. The tax equivalent net interest margin was 4.08%, 3.77%, and 4.01% for the years 2009, 2008, and 2007, respectively.

Nonaccruing loans and loans held for sale, excluding covered loans, were included in the daily average loan balances used in determining the yields in Table 2 — Volume/Rate Analysis.

Interest foregone on nonaccruing loans is disclosed in Note 10 of the Notes to Consolidated Financial Statements and is not considered to have a material effect on these presentations. The amount of loan fees included in the interest income computation for 2009, 2008, and 2007 was $1.4 million, $1.7 million, and $1.8 million, respectively. The decline in loan fees in 2009 and 2008 is primarily due to First Financial’s decision to sell residential real estate loan originations, resulting in loan fees associated with those loans being owned by the acquirer.

2009 vs. 2008. Interest income was $233.2 million in 2009, a $49.9 million or 27.2% increase from 2008. The yield on earning assets decreased 49 basis points from 5.85% in 2008 to 5.36% in 2009, as market interest rates declined throughout the year. Interest expense was $57.2 million in 2009, a decrease of $9.9 million or 14.7% from 2008. The total cost of funds ~~increased 2~~decreased 91 basis points to ~~2.49~~1.56% in 2009, from 2.47% in 2008, primarily due to the impact of intense pricing competition for deposit products.

Net interest income increased $59.8 million or 51.4% primarily due to the increased level of earnings assets, including covered loans and their accretable yield. The increase was also positively impacted by the repricing of the assumed deposit portfolio. Average earning assets increased $1.2 billion, or 38.8%, during 2009.

2008 vs. 2007. Interest income was $183.3 million in 2008, a $23.1 million or 11.2% decline from 2007. The yield on earning assets decreased ~~109~~ 101 basis points from ~~6.94~~6.86% in 2007 to 5.85% in 2008, as market interest rates declined throughout the year. Interest expense was $67.1 million in 2008, a decrease of $20.8 million or 23.7% from 2007. The total cost of funds decreased 90 basis points to 2.47% in 2008, from 3.37% in 2007, primarily due to the decline in market interest rates which were partially offset by the impact of intense pricing competition for deposit products.

Net interest income decreased $2.3 million or 1.9% primarily due to a decline in market interest rates partially offset by the continued shift in the mix of deposits from higher-cost certificates of deposit to lower-cost transaction-based accounts and a $124.2 million, or 4.1%, increase in average earning assets during 2008.

NONINTEREST INCOME AND NONINTEREST EXPENSES

Noninterest income and noninterest expenses for 2009, 2008, and 2007 are shown in Table 3 — Noninterest Income and Noninterest Expenses.

NONINTEREST INCOME

2009 vs. 2008. Noninterest income increased $389.6 million or 752.8% from 2008. Noninterest income in 2009 included a $379.1 million bargain purchase gain on the Irwin acquisition. Noninterest income in 2008 included a $3.7 million loss related to the decline in market value of 200,000 FHLMC perpetual preferred series V shares offset by a $1.6 million gain associated with the partial redemption of Visa Inc. common shares in the second quarter of 2008. Net of the 2009 and 2008 transactions described above, noninterest income increased $~~6.7~~8.3 million or ~~12.1~~15.4% in 2009 as compared with 2008, primarily due to noninterest income earned on covered loans, higher service charges on deposits, and trust and wealth

2008 vs. 2007. Noninterest income decreased $11.8 million or 18.6% from 2007. Net of the 2008 and 2007 transactions described below, overall noninterest income in 2008 declined $2.8 million or ~~4.3~~4.9% as compared with 2007, primarily due to lower service charges on deposits, trust and wealth management fees and earnings on bank-owned life insurance. First Financial believes that the economic downturn negatively impacted the spending habits of U.S. consumers and U.S. retail sales in the second half of 2008, also negatively affected First Financial’s client transaction volumes and led to lower deposit service charges compared to 2007. The decline related to trust and wealth management fees are attributable to decreases in investment advisory and trust fees that are a result of lower asset valuations given overall market declines in late 2007 and throughout 2008. Noninterest income in 2008 included a $3.7 million loss related to the decline in market value of 200,000 FHLMC perpetual preferred series V shares and a $1.6 million gain associated with the partial redemption of Visa Inc. common shares in the second quarter of 2008. In 2007, noninterest income included a $5.5 million gain on the sale of the merchant payment processing portfolio in the fourth quarter of 2007, the gain on the sales of investment securities of $0.4 million in the third quarter of 2007, and the gain on the sale of mortgage servicing rights of $1.1 million in the first quarter of 2007.

Table 2 • Volume/Rate Analysis – Tax Equivalent Basis (1)

	2009 change from 2008 due to			2008 change from 2007 due to
(Dollars in thousands)	VOLUME	RATE	TOTAL	VOLUME	RATE	TOTAL
Interest income
Loans (2)	$8,121	$(24,089)	$(15,968)	$6,906	$(29,629)	$(22,723)
Covered loans and indemnification asset	58,271	0	58,271	N/M	N/M	N/M
Investment securities (3)
Taxable	10,934	(1,512)	9,422	5,739	(746)	4,993
Tax-exempt	(1,787)	(133)	(1,920)	(1,634)	390	(1,244)
Total investment securities interest (3)	9,147	(1,645)	7,502	4,105	(356)	3,749
Interest-bearing deposits with other banks	208	0	208	N/M	N/M	N/M
Federal funds sold	(633)	0	(633)	(2,911)	(1,725)	(4,636)
Total	75,114	(25,734)	49,380	8,100	(31,710)	(23,610)

Interest expense
Interest-bearing demand deposits	912	(2,890)	(1,978)	(120)	(7,318)	(7,438)
Savings deposits	720	(2,888)	(2,168)	298	(5,685)	(5,387)
Time deposits	9,525	(15,796)	(6,271)	(1,953)	(6,409)	(8,362)
Short-term borrowings	118	(3,628)	(3,510)	2,813	(2,217)	596
Long-term debt	4,638	(385)	4,253	783	10	793
Other long-term debt	0	(184)	(184)	(509)	(532)	(1,041)
Total	15,913	(25,771)	(9,858)	1,312	(22,151)	(20,839)
Net interest income	$59,201	$37	$59,238	$6,788	$(9,559)	$(2,771)

(1) Tax equivalent basis was calculated using a 35.00% tax rate.
(2) Includes loans held-for-sale.
(3) Includes investment securities held-to-maturity, investment securities available-for-sale, and other investments.
N/M=Not meaningful

First Financial Bancorp 2009 Annual Report   13

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Table 3 • Noninterest Income And Noninterest Expenses

	2009		2008		2007
		% CHANGE		% CHANGE		% CHANGE
		INCREASE		INCREASE		INCREASE
(Dollars in thousands)	TOTAL	(DECREASE)	TOTAL	(DECREASE)	TOTAL	(DECREASE)
Noninterest income
Service charges on deposit accounts	$19,662	0.02%	$19,658	(5.34)%	$20,766	(5.43)%
Trust and wealth management fees	13,465	(22.66)%	17,411	(5.35)%	18,396	13.11%
Bankcard income	5,961	5.45%	5,653	7.66%	5,251	18.35%
Net gains from sales of loans	1,196	8.33%	1,104	30.81%	844	(73.67)%
Gain on sale of merchant payment processing portfolio	0	N/M	0	(100.00)%	5,501	N/M
Gain on sale of mortgage servicing rights	0	N/M	0	(100.00)%	1,061	N/M
Gain on acquisition	379,086	N/M	0	N/M	0	N/M
Income (loss) on preferred securities	139	(103.72)%	(3,738)	N/M	0	N/M
Other	18,449	83.10%	10,076	(11.63)%	11,402	13.45%
Subtotal	437,958	773.05%	50,164	(20.65)%	63,221	(7.65)%
Gains on sales of investment securities	3,349	111.29%	1,585	331.88%	367	(177.10)%
Total	$441,307	752.78%	$51,749	(18.62)%	$63,588	(6.47)%

Noninterest expenses
Salaries and employee benefits	$86,068	28.72%	$66,862	(4.33)%	$69,891	(14.31)%
Pension settlement charges	0	N/M	0	(100.00)%	2,222	(25.16)%
Net occupancy	16,202	52.35%	10,635	(2.08)%	10,861	(1.60)%
Furniture and equipment	8,054	20.07%	6,708	(0.78)%	6,761	20.58%
Data processing	3,475	7.32%	3,238	(7.43)%	3,498	(64.91)%
Marketing	3,494	37.13%	2,548	4.38%	2,441	(30.06)%
Communication	3,246	13.54%	2,859	(11.49)%	3,230	(3.12)%
Professional services	6,032	74.18%	3,463	(16.39)%	4,142	(47.13)%
State intangible tax	2,508	0.08%	2,506	21.06%	2,070	(11.88)%
FDIC expense	6,847	1786.23%	363	10.00%	330	(9.59)%
Other	34,712	117.03%	15,994	4.53%	15,301	(36.24)%
Total	$170,638	48.15%	$115,176	(4.61)%	$120,747	(20.83)%

N/M = Not meaningful

NONINTEREST EXPENSES

2009 vs. 2008. Noninterest expenses increased $55.5 million or 48.2% for 2009 compared to 2008 due to higher FDIC costs, general growth and expansion, including acquisition related costs. Salaries and employee benefits increased $19.2 million or 28.7% from 2008 primarily due to higher expenses related to incentive compensation and acquisition related costs, as well as the additional banking centers in operation during the second half of 2009. Professional service fees increased $2.6 million or 74.2% due to acquisition-related services. A $6.5 million increase in FDIC expense due to elevated assessment rates, special assessments and increased deposits, a $0.2 million or 7.3% increase in data processing expense, and a $5.6 million or 52.3% increase in net occupancy expense related to additional banking centers contributed to the increase in noninterest expense in 2009. The increase in other noninterest expense during 2009 was primarily due to other acquisition and integration related costs of $13.4 million.

2008 vs. 2007. Noninterest expenses decreased $5.6 million or 4.6% for 2008 compared to 2007. Salaries and employee benefits decreased $3.0 million or 4.3% from 2007 primarily due to the $1.4 million reduction in salaries and other performance and incentive-based compensation resulting from an overall reduction in staffing levels and the $1.6 million reduction in retirement-related and other benefits expense. Professional fees decreased $0.7 million or 16.4% due to lower employment placement fees and both internal and external audit related expenses during 2008. There were no pension settlement charges in 2008. The $2.2 million of pension settlement charges in 2007 were due to staff reductions and an acceleration of costs that were previously deferred under pension accounting rules that would have been recognized in future periods. A $0.4 million or 11.5% decline in communication expense, a $0.3 million or 7.4% decline in data processing expense, and a $0.2 million or 2.1% decline in net occupancy expense were offset by a $1.1 million or 6.6% increase in other noninterest expense in 2008. The increase in other noninterest expense during 2008 was primarily due to a $0.4 million or 21.1% increase in state intangible tax expense and a $0.3 million or 173.5% increase in other real estate owned expense.

INCOME TAXES

First Financial’s tax expense in 2009 totaled $144.0 million compared to $10.4 million in 2008 and $18.0 million in 2007, resulting in effective tax rates of 36.9%, 31.2%, and 33.5%, in 2009, 2008, and 2007, respectively. The increase in 2009’s effective tax rate as compared to 2008 is primarily due to the tax impact from the bargain purchase gain and other changes resulting from the FDIC-assisted transactions. The lower effective tax rate in 2008 was due to the marginal impact of the year’s lower pre-tax earnings.

Further analysis of income taxes is presented in Note 14 of the Notes to Consolidated Financial Statements.

LOANS

First Financial, primarily through its banking subsidiary, is dedicated to meeting the financial needs of individuals and businesses through its high touch, high service business model. The loan portfolio is comprised of a broad range of borrowers primarily in the Ohio, Kentucky, Michigan, and Indiana markets; however, the acquired franchise finance business markets its services to a national client base. First Financial’s loan portfolio is composed of commercial, commercial real estate, real estate construction, residential real estate, and other consumer financing loans. All loans acquired in the Peoples and Irwin acquisitions were acquired under loss share agreements whereby the FDIC reimburses First Financial for losses incurred in accordance with the loss sharing agreements.

Subject to First Financial’s credit policy and guidelines, credit underwriting and approval occur within the market originating the loan. First Financial has delegated to each market president a lending limit sufficient to handle the majority of client requests in a timely manner. Loan requests for amounts greater than the market limit require the approval of the regional credit officer. The required additional approvals for greater loan amounts include the approval(s) of the chief credit officer, the chief executive officer, and the board of directors as necessary. This allows First Financial to manage the initial credit risk exposure through a standardized, disciplined, and strategically focused loan approval process, but with an increasingly higher level of authority. Plans to purchase or sell a participation in a loan or a group of loans require the approval of certain senior lending and administrative officers, and in some cases could include the board of directors.

Enhanced processes have improved management’s understanding of the loan portfolios and the value of the continuing businesses and relationships. Active use of a Special Assets Division allows First Financial to ensure appropriate oversight, improved communication, and timely resolution of issues throughout the loan portfolio. Additionally, Commercial Credit Risk provides objective oversight and assessment of commercial credit quality and credit processes using an independent, market-based credit risk review approach. Retail/Small Business Credit Risk performs product-level reviews of portfolio performance, assessment of credit quality, and compliance with underwriting and loan administration guidelines. First Financial’s analytical and reporting capability provides timely and valuable portfolio information to aid in credit management.

14   First Financial Bancorp 2009 Annual Report

LOANS (EXCLUDING COVERED LOANS)

2009 vs. 2008. Excluding covered loans, total loans increased $210.2 million or 7.8% during 2009, with average balances increasing $157.0 million or 5.9%. Period-end commercial, commercial real estate and real estate construction loans increased from $1.9 billion at December 31, 2008, to $2.1 billion at December 31, 2009, an increase of $244.1 million or 12.9%. The overall period-end increase in the loan portfolio as compared to 2008 was primarily due to growth in the commercial portfolio, partially offset by declines in consumer-related loan categories. First Financial purchased $145.1 million and $41.1 million in select, performing commercial and consumer loans from Irwin Union Bank on June 30 and August 28, 2009, respectively. None of the loans purchased were residential development, land acquisition or development loans and at the time of purchase, none were 30 days or more delinquent or considered substandard or criticized. The loans were purchased at par and were not purchased under a loss share agreement. Home equity loans increased $42.8 million or 15.0%, from $286.1 million at December 31, 2008 to $328.9 million at December 31, 2009 while residential real estate loans declined by $62.6 million or 16.3%, from $383.6 million at December 31, 2008 to $321.0 million at December 31, 2009.

At December 31, 2009, commercial, commercial real estate, and real estate construction loans comprised 73.7% of First Financial’s total loan portfolio, excluding covered loans. Residential real estate loans at 11.1%, home equity loans at 11.4%, with installment and credit card lending at 3.8%, comprised the remainder of the portfolio.

At December 31, 2009, residential development loans composed 2.9% of First Financial’s total loan portfolio.

In the third and fourth quarters of 2008, First Financial took steps to further manage the risk profile of its balance sheet by securitizing a total of $89.0 million in residential mortgage loans into agency guaranteed, mortgage-backed securities collateralized by those loans. The fourth quarter securitization consisted of $30.5 million in loans and the third quarter securitization consisted of $58.5 million in loans. These securitizations resulted in a reduction in credit risk on the balance sheet and a lower regulatory risk weighting for those assets. The assets remain on the balance sheet, but are now accounted for as investment securities available-for-sale rather than residential real estate loans.

Table 5 — Loan Maturity/Rate Sensitivity indicates the contractual maturity of commercial loans and real estate construction loans outstanding at December 31, 2009. Loans due after one year are classified according to their sensitivity to changes in interest rates.

COVERED LOANS

First Financial purchased $324.5 million and $1.8 billion of loans in conjunction with the FDIC-assisted acquisitions of Peoples and Irwin, respectively. All loans acquired in the Peoples and Irwin acquisitions were acquired under loss share agreements and are referred to as “covered loans,” whereby the FDIC reimburses First Financial for the majority of any losses incurred.

First Financial evaluated loans purchased in conjunction with the acquisitions of Peoples and Irwin for impairment in accordance with the provisions of FASB ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. Purchased loans are considered impaired if there is evidence of credit deterioration since origination and if it is probable that not all contractually required payments will be collected. First Financial elected to account for all covered loans under FASB ASC Topic 310-30, regardless of the impairment determination with the exception of $~~98.5~~213.2 million of loans with revolving privileges, which were determined to be outside the scope of FASB ASC Topic 310-30, and other consumer loans which the Company elected to treat under the cost recovery method as expected cash flows could not be reasonably estimated.

Covered loans were recorded at fair value as of the respective acquisition dates. Generally the determination of the fair value of the loans resulted in a significant write-down in the value of the loans, which was assigned to an accretable or nonaccretable balance, with the accretable balance being recognized as interest income over the remaining term of the loan. The nonaccretable portion of the write-down in the value of the loans represents expected credit impairment on the loans and is only recognized in income if the payments on the loan exceed the recorded fair value of the loan.

Table 4 • Loan Portfolio

	December 31,
(Dollars in thousands)	2009	2008	2007	2006	2005
Commercial	$798,622	$807,720	$785,143	$673,445	$582,594
Real estate – construction	253,223	232,989	151,432	101,688	86,022
Real estate – commercial	1,079,628	846,673	706,409	623,603	646,079
Real estate – residential	321,047	383,599	539,332	628,579	772,334
Installment	411,929	384,691	389,783	427,009	515,200
Credit card	29,027	27,538	26,610	24,587	22,936
Lease financing	14	50	378	923	2,258
Total loans, excluding covered loans	2,893,490	2,683,260	2,599,087	2,479,834	2,627,423
Covered loans	1,929,549	0	0	0	0
Total	$4,823,039	$2,683,260	$2,599,087	$2,479,834	$2,627,423

Table 5 • Loan Maturity/Rate Sensitivity (Excluding Covered Loans)

	December 31, 2009
	Maturity
		After one
	Within	but within	After
(Dollars in thousands)	one year	five years	five years	Total
Commercial	$442,361	$296,759	$59,502	$798,622
Real estate – construction	180,754	60,380	12,089	253,223
Total	$623,115	$357,139	$71,591	$1,051,845

	Sensitivity to changes in interest rates
	Predetermined	Variable
(Dollars in thousands)	rate	rate
Due after one year but within five years	$138,927	$218,212
Due after five years	13,926	57,665
Total	$152,853	$275,877

First Financial Bancorp 2009 Annual Report  15

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Table 6 • Covered Loan Portfolio

December 31,
(Dollars in thousands)	2009
Commercial	$509,727
Real estate – construction	86,810
Real estate – commercial	1,012,173
Real estate – residential	291,210
Installment	9,979
Other covered loans	19,650
Total covered loans	$1,929,549

Table 7 • Covered Loan Maturity

	December 31, 2009
	Maturity
		After one
	Within	but within	After
(Dollars in thousands)	one year	five years	five years	Total
Commercial	$110,964	$155,840	$242,923	$509,727
Real Estate – construction	65,836	15,621	5,353	86,810
Total	$176,800	$171,461	$248,276	$596,537

In addition to the accretion income described above, covered loans impact noninterest income as described in the following two scenarios:

For covered loans that prepay, this income is a result of the net effect of:

•	The recovery of the remaining yield-based fair value adjustment, or accretable yield

•	The recovery of the value adjustment associated with assumed credit impairment offset by the corresponding valuation adjustment on the FDIC indemnification asset

This scenario can occur either through a strategic loan sale or ordinary prepayments that are typical in a loan portfolio.

For covered loans that pay according to their contractual obligation, this income is a result of the net effect of:

•	The value adjustment associated with assumed credit impairment offset by the corresponding valuation adjustment on the FDIC indemnification asset

As First Financial’s experience with the acquired portfolios increases, greater predictability will emerge on the timing of the recognition of the economic value of the transaction. First Financial will consider income associated with strategic loan sales as non-core and will highlight sales when they occur. All other income associated with prepayments or contractual performance will be considered core as it arises from the expected behavior of the purchased portfolios.

First Financial and the FDIC are engaged in on-going discussions that may impact which assets and liabilities are ultimately acquired or assumed by First Financial and/or the purchase prices. The estimated fair values for the purchased impaired and nonimpaired loans were based upon the FDIC’s estimated data for excluded loans. First Financial anticipates the final determination of the excluded loans will be completed in the first quarter of 2010 and expects to finalize its analysis of these loans when this occurs.

Expected reimbursements from the FDIC under the loss sharing agreements were recorded as indemnification assets at their estimated fair value of $316.7 million on the acquisition date. These loss sharing assets are measured separately from the related covered assets as they are not contractually embedded in the assets and are not transferable with the assets should the Bank choose to dispose of them. Fair value was estimated using projected cash flows related to the loss sharing agreements based on the expected reimbursements for losses and the applicable loss sharing percentages. These expected reimbursements do not include reimbursable amounts related to future covered expenditures. These cash flows were discounted to reflect the uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC.

Reimbursement requests are submitted to the FDIC on a monthly basis for single family residential covered loans and on a quarterly basis for all other covered loans.  As of December 31, 2009, none of the reimbursement claims submitted by First Financial had been denied by the FDIC.

CREDIT RISK (EXCLUDING COVERED LOANS)

First Financial records a provision for loan and lease losses (provision) in the Consolidated Statements of Income to provide for expected credit losses. Actual losses on loans and leases are charged against the allowance, which is a reserve accumulated on the Consolidated Balance Sheets through the provision. The recorded values of the loans and leases actually removed from the Consolidated Balance Sheets due to credit deterioration are referred to as charge-offs. Any subsequent recovery of a previously charged off loan is credited back to the allowance. First Financial’s policy is to charge-off loans when, in management’s opinion, full collectibility of principal and interest based upon the contractual terms of the loan is unlikely. All loans charged-off are subject to continuous review and concerted efforts are made to maximize any recovery. In most cases, the borrower’s debt obligation is not cancelled even though the balance may have been charged off.

Management maintains the allowance at a level that is considered sufficient to absorb inherent risks in the loan portfolio. Management’s evaluation in establishing the adequacy of the allowance includes evaluation of the loan and lease portfolios, past loan and lease loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, economic conditions, and other pertinent factors, such as periodic internal and external evaluations of delinquent, nonaccrual, and classified loans. The evaluation is inherently subjective as it requires utilizing material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans. The evaluation of these factors is the responsibility of the Allowance for Loan and Lease Losses Committee, which is comprised of senior officers from the risk management, credit administration, finance, and lending areas.

The allowance for commercial loans, including time and demand notes, tax-exempt loans, and commercial real estate loans begins with a process of estimating the probable losses inherent in the portfolio. The loss estimates for these commercial loans are established by category and based on First Financial’s internal system of credit risk ratings and historical loss data.

The estimate of losses inherent in the commercial portfolio may be adjusted for management’s estimate of probable losses on specific exposures dependent upon the values of the underlying collateral and/or the present value of expected future cash flows, as well as trends in delinquent and nonaccrual loans, prevailing economic conditions, changes in lending strategies, and other influencing factors as discussed earlier in this section.

In the commercial portfolio, certain loans, typically larger-balance non-homogeneous exposures, may have a specific allowance established based on the borrower’s overall financial condition, resources and payment record, support from guarantors, and the realizable value of any collateral.

The allowance for consumer loans which includes residential real estate, installment, home equity, credit card loans, and overdrafts, is established for each of the categories by estimating losses inherent in that particular category of consumer loans. The estimate of losses is primarily based on historical loss rates for the category, as well as trends in delinquent and nonaccrual loans, prevailing economic conditions, and other influencing factors as discussed in the Asset Quality section. Consumer loans are evaluated as an asset type within a category (i.e., residential real estate, installment, etc.), as these loans are smaller with more homogeneous characteristics.

16  First Financial Bancorp 2009 Annual Report

Elevated net charge-offs and increasing levels of nonperforming assets throughout 2009 reflect the continued adverse impact of the prolonged economic downturn and its effect on First Financial’s loan portfolio. The level of criticized loans, an indicator of possible losses, continued to increase through the fourth quarter. Based on these asset quality trends, in conjunction with a fragile economy, the allowance was increased in 2009. Much of this increase was related to the commercial real estate loan portfolio where higher vacancy rates, lower rents, and falling property values remain a significant concern. Loss in the event of default on many classes of commercial real estate properties has increased substantially throughout 2009 and this is expected to continue into 2010. Additionally, commercial customers have been suffering from the weak economy for several consecutive years and some of these customers no longer have the capital base to withstand protracted stress and, therefore, may not be able to comply with the original terms of their credit agreements.

As part of the regular reviews of the allowance in 2009, management became increasingly concerned about the potential impact the prolonged economic downturn was having on the commercial real estate portfolio. While not necessarily credit specific for First Financial, generally the outlook for this sector has continued to deteriorate and is not likely to recover over the next 12 months, according to most industry analysis. As a result, management added an additional component to the allowance review utilizing the “More Adverse” scenario of the U.S. Treasury bank stress test to assess expected remaining losses in the current credit cycle compared with the allowance. This analysis contributed to the 65.3% increase in the allowance during 2009, with a significant portion of this increase related to the company’s estimate of sector risk in the commercial real estate portfolio.

First Financial expects to maintain a higher allowance until it believes that the current economic cycle, including credit losses, for both the industry and the company, have peaked. The economy remains fragile and the company expects that certain of its credit metrics may remain volatile and at these historically higher levels over the next several quarters, or until there are more definite signs of economic recovery, including lower unemployment rates, increased consumer spending, and stabilized property values. Although there were some signs of economic stabilization and emerging optimism in the second half of 2009, unemployment rates remain at near-record levels, consumer spending is stagnant, and operating conditions continue to be challenging for many commercial borrowers.

Table 8 • Nonperforming Assets (Excluding Covered Assets)

	December 31,
(Dollars in thousands)	2009	2008	2007	2006	2005
Nonaccrual loans	$71,657	$17,981	$14,113	$10,236	$24,961
Restructured loans	6,125	204	567	596	3,408
Other real estate owned (OREO)	4,145	4,028	2,636	2,334	3,162
Total nonperforming assets	$81,927	$22,213	$17,316	$13,166	$31,531

Nonperforming assets as a percent of total loans plus OREO	2.83%	0.83%	0.67%	0.53%	1.20%

Accruing loans past due 90 days or more	$417	$138	$313	$185	$1,359

Table 9 • Summary Of Allowance For Loan And Lease Losses And Selected Statistics (Excluding Covered Loans)

(Dollars in thousands)	2009	2008	2007	2006	2005
Transactions in the allowance for loan and lease losses:
Balance at January 1	$35,873	$29,057	$27,386	$42,485	$45,076
Loans charged-off:
Commercial	11,295	5,227	4,107	11,950	4,677
Real estate – commercial	17,194	3,526	863	7,312	749
Real estate – residential	1,315	648	255	4,952	897
Installment and other consumer financing	5,145	5,236	4,094	4,063	5,191
Lease financing	0	0	103	72	76
Total recoveries	34,949	14,637	9,422	28,349	11,590

Recoveries of loans previously charged-off:
Commercial	632	654	1,002	1,328	1,148
Real estate – commercial	557	99	862	256	21
Real estate – residential	27	25	56	222	237
Installment and other consumer financing	1,086	1,253	1,471	1,596	1,997
Lease financing	1	12	50	26	25
Total recoveries	2,303	2,043	3,441	3,428	3,428
Net charge-offs	32,646	12,594	5,981	24,921	8,162

Provision for loan and lease losses	56,084	19,410	7,652	9,822	5,571
Balance at December 31	$59,311	$35,873	$29,057	$27,386	$42,485

Credit quality ratios:
As a percent of year-end loans, net of unearned income:
Allowance for loan and lease losses	2.05%	1.34%	1.12%	1.10%	1.62%
Nonperforming loans (1)	2.69%	0.68%	0.56%	0.44%	1.08%

As a percent of average loans, net of unearned income:
Net charge-offs	1.16%	0.47%	0.24%	0.97%	0.30%

Allowance for loan and lease losses to nonperforming loans	76.25%	197.27%	197.94%	252.82%	149.76%

(1) Includes nonaccrual and restructured loans.

First Financial Bancorp 2009 Annual Report   17

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Table 10 • Allocation Of The Allowance For Loan And Lease Losses (Excluding Covered Loans)

	December 31,
	2009		2008		2007		2006		2005
		Percent of		Percent of		Percent of		Percent of		Percent of
		Loans to		Loans to		Loans to		Loans to		Loans to
(Dollars in thousands)	Allowance	Total Loans	Allowance	Total Loans	Allowance	Total Loans	Allowance	Total Loans	Allowance	Total Loans
Balance at End of Period
Applicable to:
Commercial	$18,590	27.60%	$12,107	30.10%	$10,166	30.21%	$10,415	27.16%	$17,667	22.17%
Real estate – construction	8,143	8.75%	2,086	8.68%	955	5.83%	1,142	4.10%	411	3.27%
Real estate – commercial	15,190	37.31%	8,454	31.56%	7,799	27.18%	5,257	25.14%	14,874	24.59%
Real estate – residential	5,308	11.10%	3,715	14.30%	4,382	20.75%	4,660	25.35%	4,313	29.40%
Installment, home equity
& credit card	12,079	15.24%	9,508	15.36%	5,747	16.02%	5,830	18.21%	4,788	20.48%
Lease financing	1	0.00%	3	0.00%	8	0.01%	82	0.04%	432	0.09%
Total	$59,311	100.00%	$35,873	100.00%	$29,057	100.00%	$27,386	100.00%	$42,485	100.00%

The allowance at December 31, 2009, was $59.3 million or 2.05% of loans, an increase of 71 basis points from 1.34% of loans at December 31, 2008. Provision for loan and lease loss expense of $56.1 million was $36.7 million higher in 2009 than in 2008, primarily due to the company’s expectations of the risk inherent in the commercial real estate loan portfolio. A large percentage of underperforming assets are secured by real estate, and this collateral has been appropriately considered in establishing the allowance. It is management’s belief that the allowance for loan and lease losses is adequate to absorb estimated credit losses in the loan and lease portfolio at December 31, 2009.

CREDIT RISK – COVERED LOANS

There was no allowance for loan and lease losses related to covered loans at December 31, 2009 as these loans were recorded at acquisition at their estimated fair value. With the exception of covered loans accounted for outside the scope of FASB ASC Topic 310-30, improvements in the estimated fair value of covered loans are reflected through higher yields on these loans while declines in the estimated fair value of covered loans are recorded as impairment charges in the company’s operating results in the period in which the decline occurs.

All loans acquired in the Peoples and Irwin acquisitions are covered by loss sharing agreements with the FDIC, whereby the FDIC reimburses First Financial for the majority of the losses incurred. Generally the determination of the fair value of the loans resulted in a significant write-down in the value of the loans, which was assigned to an accretable or nonaccretable balance, with the accretable balance being recognized as interest income over the remaining term of the loan. In accordance with accounting for business combinations, there was no allowance brought forward on any of the acquired loans, as the credit losses evident in the loans were included in the determination of the fair value of the loans at the acquisition date and are represented by the nonaccretable balance. The majority of the nonaccretable balance is expected to be received from the FDIC through the loss sharing agreements and is recorded as a separate asset from the covered loans and reflected on the Consolidated Balance Sheets. As a result, the majority of loans acquired in the Peoples and Irwin acquisitions are considered to be accruing loans. In accordance with regulatory reporting standards, covered loans that are contractually past due will continue to be reported as past due and still accruing based on the number of days past due.

Due to the significant change in the accounting for the covered loans and the loss sharing agreements with the FDIC, management believes that asset quality measures excluding the covered loans are generally more meaningful. Therefore, management has included asset quality measures that exclude covered loans in tables 8 through 10. First Financial had $16.4 million of covered nonaccrual loans, $172.0 million of covered loans 90 days past due and still accruing, and $12.9 million of covered OREO at December 31, 2009.

ASSET QUALITY (EXCLUDING COVERED LOANS)

Nonperforming assets consist of nonaccrual loans, restructured loans, and other real estate owned (OREO). The level of nonaccrual and restructured loans is an important element in assessing asset quality. Loans are classified as nonaccrual when, in the opinion of management, collection of principal or interest is doubtful. The accrual of interest income is discontinued when the collection of a loan or interest, in whole or in part, is doubtful. Loans are classified as restructured when management, to protect its investment, grants concessions to the debtor that it would not otherwise consider. See Table 8 — Nonperforming Assets for a summary of First Financial’s nonaccrual loans, restructured loans, and OREO properties.

2009 vs. 2008. Total nonperforming assets, as shown in Table 8 — Nonperforming Assets, increased $59.7 million to $81.9 million at December 31, 2009, from $22.2 million at December 31, 2008. Nonaccrual loans increased $53.7 million from 2008 and OREO increased $0.1 million, while restructured loans increased $5.9 million. The increase in nonaccrual loans was primarily due to increases in commercial, commercial real estate, and construction loans, partially offset by decreased residential real estate. OREO increased $0.1 million from $4.0 million at December 31, 2008 to $4.1 million at December 31, 2009.

Nonperforming loans, as a percent of total loans, were 2.69% at December 31, 2009, compared to 0.68% at December 31, 2008. The allowance to nonperforming loans ratio was 76.25% at December 31, 2009, compared to 197.27% at December 31, 2008. Accruing loans past due 90 days or more increased to $0.4 million at December 31, 2009, from $0.1 million at December 31, 2008.

Net charge-offs in 2009 were $32.6 million, an increase of $20.1 million from 2008, with the ratio of net charge-offs as a percent of average loans outstanding increasing from 0.47% to 1.16% as shown in Table 9 — Summary of Allowance for Loan and Lease Losses and Selected Statistics.

Consistent with the banking industry, First Financial’s overall credit quality trends deteriorated throughout most of 2009, with most pressure occurring in its commercial lending portfolios. During the fourth quarter, the company charged-off two large credits from its commercial real estate construction portfolios totaling $5.1 million. These two credits represented 17 basis points of the full-year 2009 net charge-offs to average loans and leases ratio. During the third quarter, the company sold the entire $34.5 million portfolio of shared national credits resulting in a $2.2 million charge-off, representing 8 basis points of average loans and leases. Additionally, net charge-offs in 2009 were also negatively impacted by $3.8 million of net charge-offs, or 14 basis points, related to two vehicle floor plan relationships in the second quarter.

In 2009, First Financial experienced growth of ~~42.8~~15.0% in the home equity loan portfolio. First Financial believes its current underwriting criteria coupled with the monitoring of a number of portfolio metrics including credit scores, loan-tovalue ratios, line size, and usage, provides adequate oversight. The origination methods for our home equity lending also keep both the credit decision and the documentation under the control of First Financial associates. At December 31, 2009, approximately 95.5% and 85.4% of the outstanding home equity loans had credit line sizes of less than $100,000 and $50,000 respectively, and had an average outstanding balance of approximately $30,000. First Financial maintains a strong pricing discipline for its home equity loan product and does not sacrifice loan quality for growth. Approximately 92% of First Financial’s home equity loan customers had credit scores of 700 or better at December 31, 2009.

From an industry perspective it is likely home equity lending will continue to experience stress as borrowers remain under pressure and property values remain volatile in the current economic environment. While the ratio of net charge-offs to average loans in the home equity loan portfolio had been below 50 basis points in the preceding five quarters, this ratio increased significantly to 131 basis points in the fourth quarter of 2009. First Financial continues to actively monitor its home equity portfolio and expects continued volatility in this portfolio over the next year.

In 2005, First Financial made the strategic decisions to discontinue the origination of residential real estate loans for retention on its balance sheet and to exit its indirect installment lending. The residential real estate and indirect installment portfolio have declined $338.0 million and $239.0 million excluding the impact of loan sales, since that time. In 2007, First Financial sold the servicing of its remaining residential real estate portfolio and established an agreement to sell substantially all its future originations to a strategic partner. Prior to this decision, First Financial was not a sub-prime lender, and the company does not originate sub-prime residential real estate loans in the current originate-and-sell model. In the first quarter of 2010, First Financial terminated the agreement with its strategic partner and reestablished an internal residential real estate loan origination platform. While First Financial is originating residential real estate loans again, the company has maintained the originate and sell business strategy. Newly originated residential real estate loans are now sold to multiple investors on a servicing released basis.

18   First Financial Bancorp 2009 Annual Report

Table 11 · Investment Securities As Of December 31, 2009

			Maturing
	Within one year		After one but within five years		After five but within ten years		After ten years
(Dollars in thousands)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)
Held-to-Maturity
U.S. Treasuries	$6,984	2.85%	$6,873	2.32%	$0	0.00%	$0	0.00%
Mortgage-backed securities	11	13.14%	138	4.73%	0	0.00%	0	0.00%
Obligations of state and other political subdivisions	286	6.06%	2,390	7.00%	456	7.20%	977	7.82%
Total	$7,281	2.99%	$9,401	3.54%	$456	7.20%	$977	7.82%

Available-for-Sale
Securities of other U.S. government agencies and corporations	$0	0.00%	$50	6.41%	$20,571	5.50%	$0	0.00%
Mortgage-backed securities	8,508	4.34%	310,892	4.67%	69,318	4.45%	33,541	5.18%
Obligations of state and other
political subdivisions	1,331	7.40%	10,985	7.66%	5,551	6.86%	255	7.80%
Other securities	241	6.20%	121	6.13%	0	0.00%	9,638	4.33%
Total	$10,080	4.79%	$322,048	4.78%	$95,440	4.82%	$43,434	5.01%

(1) Tax equivalent basis was calculated using a 35.00% tax rate and yields were based on amortized cost.

INVESTMENT SECURITIES

First Financial’s investment securities at December 31, 2009, totaled $579.1 million, a $113.6 million or 16.4% decrease from the $692.8 million balance at December 31, 2008. The decrease in the portfolio was primarily attributable to the sale of $149.4 million of securities in that quarter of 2009 used to fund the $145.1 million purchase of loans from Irwin in the second quarter of 2009, partially offset by investment securities acquired in the Peoples and Irwin acquisitions discussed above. Additionally, First Financial did not reinvest cash flow paydowns and maturities from the investment securities portfolio during 2009. First Financial has not purchased investment securities since the first quarter of 2009 primarily due to the higher pricing on bonds throughout 2009.

In anticipation of the receipt of the $80.0 million in capital through the U.S. Treasury’s Capital Purchase Program (CPP) in 2008, First Financial had both a long term and short term plan for the proceeds and purchased agency-guaranteed, mortgage backed securities (MBSs) late in the fourth quarter of 2008 through first quarter of 2009 and designated an investment portfolio specifically supported by the CPP capital, referred to as the CPP Investment Portfolio. This investment portfolio totaled $52.6 million at December 31, 2009, compared with $~~121.9~~122.5 million at December 31, 2008. First Financial restructured the CPP Investment Portfolio to fund the loan purchase from Irwin noted above. The remaining CPP Investment Portfolio is now included and managed as part of First Financial’s total Investment Portfolio as of December 31, 2009.

The sale of the CPP Investment Portfolio securities resulted in an aggregate pre-tax gain of $3.3 million. First Financial’s investment portfolio, as a percentage of total assets, is the second largest component of total assets after loans but remains low relative to its peers. The company continues to review various portfolio strategies that may increase the size of its investment portfolio and its absolute level of earnings while balancing capital and liquidity targets. Among other factors, the portfolio selection criteria avoids securities backed by sub-prime assets, those containing assets that would give rise to material geographic concentrations, and securities that give rise to significant prepayment risk, which occurs when underlying borrowers prepay their obligations due to market fluctuations and mortgage interest rates. First Financial’s investment strategy focuses on shorter duration securities with more predictable cash flows in a variety of interest rate scenarios consistent with its overall asset/liability management position.

The majority of the investment portfolio is comprised of low-risk investment securities, primarily treasury, government agency and agency residential mortgage-backed securities. The December 31, 2009 investment securities portfolio included a net unrealized pre-tax gain of $16.5 million representing the difference between fair value and amortized cost. This compares with net unrealized pre-tax gains of $11.1 million at December 31, 2008. The net unrealized pre-tax gain increased in 2009 over 2008 due to improved liquidity and pricing in agency securities markets, primarily related to residential mortgage-backed securities. The total investment portfolio represented 8.7% and 18.7% of total assets at December 31, 2009 and December 31, 2008, respectively.

Table 12 · Investment Securities

	2009		2008
		Percent of		Percent of
(Dollars in thousands)	Amount	Portfolio	Amount	Portfolio
U.S. Treasuries	$13,857	2.83%	$0	0.00%
Securities of U.S. Government agencies and corporations	20,621	4.21%	46,682	7.02%
Mortgage-backed securities	422,408	86.34%	572,706	86.15%
Obligations of state and other political subdivisions	22,231	4.54%	40,928	6.16%
Other securities	10,200	2.08%	4,467	0.67%
Total	$489,317	100.00%	$664,783	100.00%

Securities issued by U.S. government agencies and corporations, primarily the Federal Home Loan Bank (FHLB), FHLMC, Federal National Mortgage Association (FNMA), and Federal Farm Credit Bank represented 7.0% of the investment portfolio at both December 31, 2009, and 2008. All U.S. government agencies and corporations’ securities were classified as available-for-sale at December 31, 2009, and 2008. Due to the government guarantees, either expressed or implied, U.S. government agency and corporation obligations are considered to have a low credit risk and high liquidity profile.

Investments in MBSs, including collateralized mortgage obligations (CMOs), represented 86.3% and 86.1% of the investment portfolio at December 31, 2009, and 2008, respectively. MBSs represent participations in pools of residential real estate loans, the principal and interest payments of which are passed through to the security investors. MBSs are subject to prepayment risk, especially during periods of falling interest rates, and duration typically extends in periods of rising interest rates. Prepayments of the underlying residential real estate loans may shorten the lives of the securities, thereby affecting yields to maturity and market values. First Financial invests primarily in MBSs issued by U.S. government agencies and corporations, such as Government National Mortgage Association (GNMA), FHLMC, and FNMA. Such securities, because of government agency guarantees, are considered to have a low credit risk and high liquidity profile.

CMOs totaled $58.2 million at December 31, 2009, and $134.5 million at December 31, 2008, all of which were classified as available-for-sale. All CMOs held by First Financial are AAA rated by Standard & Poor’s Corporation or similar rating agencies, and First Financial does not own any interest-only securities, principal-only securities, or other high risk securities.

Securities of state and other political subdivisions comprised 4.5% and 6.2% of the investment portfolio at December 31, 2009, and 2008, respectively. The securities are diversified as to states and issuing authorities within states, thereby decreasing portfolio risk.

First Financial Bancorp 2009 Annual Report   19

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Other securities, 2.0% and 0.7% of First Financial’s investment portfolio at December 31, 2009, and 2008, respectively, were primarily composed of taxable obligations of state and other political subdivisions, Community Reinvestment Act qualified mutual funds, and a small private equity fund.

The estimated maturities and weighted-average yields of the held-to-maturity and available-for-sale investment securities as of December 31, 2009, are shown in  Table 12 — Investment Securities as of December 31, 2009. Tax-equivalent adjustments, using a 35.0% rate, have been made in calculating yields on tax-exempt obligations of state and other political subdivisions.

At December 31, 2009 and 2008, ~~96.9~~96.3% and 99.2%, respectively, of investment securities were classified as availablefor- sale. At December 31, 2009, the market value of First Financial’s held-to-maturity investment securities portfolio exceeded the carrying value by $~~0.3~~0.5 million. The available-for-sale investment securities are reported at their market value of $471.0 million. At December 31, 2008, the market value of First Financial’s held-to-maturity investment securities portfolio exceeded the carrying value by $0.2 million. The available-for-sale investment securities are reported at their market value of $659.8 million. See Note 9 of the Notes to Consolidated Financial Statements for additional information.

First Financial adopted FASB ASC Topic 825-10 effective January 1, 2008. This statement permits the initial and subsequent measurement of many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument, irrevocable basis. First Financial applied the fair value option to its equity securities of government sponsored entities (GSE), specifically 200,000 FHLMC perpetual preferred series V shares. Throughout 2008 and 2009, these securities were classified as trading investment securities in First Financial’s Consolidated Balance Sheets. For the full-year of 2008, the company recorded a $3.7 million pre-tax loss related to its investment in these securities, with $3.4 million recorded in the third quarter of 2008. This loss was a result of the decline in market value of the shares following the September 7, 2008 announcement by the U.S. Treasury, the Federal Reserve, and the Federal Housing Finance Agency (FHFA), that the FHFA was placing FHLMC under conservatorship and would eliminate the dividends on its common and preferred stock. The fair value accounting treatment discussed above requires First Financial to recognize in its income statement both the market value increases and decreases in future periods. The value of the FHLMC securities fluctuated moderately throughout 2009, resulting in a $0.1 million net realized gain for the twelve months ended December 31, 2009. First Financial sold all 200,000 FHLMC securities in the first quarter of 2010 for $0.2 million, resulting in a realized loss of less than $0.1 million.

The other investments category in the Consolidated Balance Sheets reflects First Financial’s investment in the stock of the Federal Reserve Bank and the FHLB.

First Financial held excess cash on deposit with the Federal Reserve of $262.0 million at December 31, 2009. First Financial began holding excess cash on deposit with the Federal Reserve rather than investing excess cash overnight in federal funds sold when the Federal Reserve began paying interest on bank deposits during the year. First Financial had no excess cash on deposit with the Federal Reserve or invested in federal funds sold at December 31, 2008. The increase in excess cash is primarily a result of the $967.4 million of cash received from the FDIC in the Irwin and Peoples acquisitions in the third quarter 2009. The primary reason for the decline in these funds received was due to planned runoff in the acquired deposit portfolios. First Financial monitors this position as part of its asset/liability and liquidity management process.

See Note 21 of the Notes to Consolidated Financial Statements for additional information on how First Financial determines the fair value of investment securities.

DERIVATIVES

The use of derivative instruments allows First Financial to meet the needs of its clients while managing the interest-rate risk associated with certain transactions. First Financial’s board of directors has authorized the use of certain derivative products, including interest rate caps, floors, and swaps. First Financial does not use derivatives for speculative purposes and currently does not have any derivatives that are not designated as hedges.

The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

Fair Value Hedges. First Financial utilizes interest rate swaps designated as fair value hedges as a means to offer commercial customers products that meet their needs, primarily creating for them synthetic fixed rate borrowing, but are also designed to achieve First Financial’s desired interest rate risk profile at the time. The fair value swap agreements generally involve the net receipt by First Financial of floating-rate amounts in exchange for net payments by First Financial, through its loan clients, of fixed-rate amounts over the life of the agreements without an exchange of the underlying principal or notional amount. This results in First Financial’s loan customers receiving fixed rate funding, while providing First Financial with a floating rate asset. The net interest receivable or payable on the interest rate swaps is accrued and recognized as an adjustment to the interest income or interest expense of the hedged item. The fair value of the interest rate swaps is included within accrued interest and other assets on the Consolidated Balance Sheets. The corresponding fair-value adjustment is also included on the Consolidated Balance Sheets in the carrying value of the hedged item. Derivative gains and losses not considered effective in hedging the change in fair value of the hedged item are recognized immediately in income.

Cash Flow Hedges. First Financial utilizes interest rate swaps designated as cash flow hedges to manage the variability of cash flows, primarily net interest income, attributable to changes in interest rates. The net interest receivable or payable on an interest rate swap designated as a cash flow hedge is accrued and recognized as an adjustment to interest income or interest expense. The fair value of the interest rate swaps are included within accrued interest and other assets on the Consolidated Balance Sheets. Changes in the fair value of the interest rate swap are included in accumulated comprehensive income (loss). Derivative gains and losses not considered effective in hedging the cash flows related to the underlying hedged item, if any, would be recognized immediately in income. All of First Financial’s cash flow hedges are considered to be effective.

During the third quarter of 2008, First Financial executed a prime interest rate swap to hedge against interest rate volatility on $50.0 million of prime-based, floating rate loans. The prime interest rate swap involved the receipt of fixed-rate interest amounts in exchange for variable-rate interest payments over the life of the agreement without exchange of the underlying notional amount. First Financial terminated the $50.0 million prime interest rate swap during the fourth quarter of 2008 to mitigate counterparty risk and locked in the favorable value of the swap at the time. Terminating the prime interest rate swap resulted in a $1.3 million pre-tax gain that is included in accumulated other comprehensive income (loss) on the Consolidated Balance Sheets. The $1.3 million pre-tax gain is amortized into income over the remaining term of the original prime interest rate swap. First Financial amortized $0.8 million of the pre-tax gain into income in 2009, while the remaining $0.5 million pre-tax gain will be amortized into income in 2010.

During the first quarter of 2009, First Financial executed a cash flow hedge utilizing an interest rate swap to hedge against interest rate volatility on $20,000 of LIBOR-based, floating rate trust preferred securities. The interest rate swap involves the receipt by First Financial of variable-rate interest amounts in exchange for fixed-rate interest payments by First Financial for a period of 10 years at an annual rate of 6.20%. The net interest receivable or payable on the trust preferred interest rate swap will be accrued and recognized as an adjustment to interest expense. The fair value of the trust preferred interest rate swap will be included in accrued interest and other assets or liabilities on the Consolidated Balance Sheets. Changes in the fair value of the trust preferred interest rate swap will be included in accumulated other comprehensive income (loss) on the Consolidated Balance Sheets. Derivative gains and losses not considered effective in hedging the cash flows related to these securities, if any, will be recognized immediately in income.

The notional amount of a swap only establishes the basis on which interest payments are exchanged with counterparties. As only interest rate payments are exchanged, cash requirements and credit risk are significantly less than the notional amounts. First Financial’s credit risk exposure is limited to the market value of the instrument. First Financial manages the credit risk through counterparty credit policies and at December 31, 2009, had bilateral collateral agreements in place with its counterparties. The counterparty credit policies require First Financial to maintain a total derivative notional position of less than 35.0% of assets, total credit exposure of less than 3.0% of capital, and no single counterparty credit risk exposure greater than $20.0 million. First Financial is currently well below all single counterparty and portfolio limits.

As of December 31, 2009, there were no delinquent amounts due and First Financial had never experienced a credit loss related to these agreements. First Financial had $11.2 million and $12.1 million deposited as cash collateral with its counterparties as of December 31, 2009, and 2008, respectively. This cash collateral is held at commercial banks and earns a rate of interest generally equal to the overnight Federal Funds interest rate.

As of December 31, 2009, First Financial had interest rate swaps with a notional value of $239.3 million, compared to a notional value of $154.1 million at December 31, 2008.

20   First Financial Bancorp 2009 Annual Report

Table 13 · Maturities Of Time Deposits
Greater Than Or Equal To $100,000

	December 31, 2009
	Certificates of
(Dollars in thousands)	Deposit	IRAs	Brokered CDs	Total
Maturing in
3 months or less	$118,411	$4,972	$43,412	$166,795
3 months to 6 months	91,508	5,928	78,726	176,162
6 months to 12 months	161,746	14,906	115,394	292,046
over 12 months	197,234	49,395	120,043	366,672
Total	$568,899	$75,201	$357,575	$1,001,675

DEPOSITS

First Financial solicits deposits by offering a wide variety of savings and transaction accounts, including checking, regular savings, money-market deposit, and time deposits of various maturities and rates.

2009 vs. 2008. Total average deposits for 2009 increased $913.4 million or 32.7% from 2008, due primarily to the Peoples and Irwin acquisitions. Average time deposits increased $357.0 million or 30.2%, while average transaction and savings deposits increased $414.3 million or 34.0%. As permitted by the FDIC, First Financial had the option to reprice the acquired deposit portfolios of Peoples and Irwin to current market rates within seven days of the acquisition dates. If First Financial elected to reprice the rates on deposit accounts the clients then had the option to withdraw funds from those accounts without penalty. The company chose to reprice approximately $1.0 billion in deposits comprised of all assumed brokered deposits, all time deposits from Peoples, as well as time deposits of Irwin Union Bank, F.S.B. First Financial received approximately $967.4 million from the FDIC associated with the transactions and believes that this provides sufficient liquidity to fund the potential at-risk deposit outflows. Through the end of December 2009, approximately 47% of the repriced Irwin deposit accounts were redeemed without penalty.

As a result of First Financial’s plans to exit the nine remaining western market locations it acquired from Irwin, the company anticipates that those deposits will roll off at a more rapid pace over the next few months. Deposits in these nine markets totaled $347.0 million at December 31, 2009.

During 2008, the company initiated a deposit pricing strategy aimed at maximizing the net interest margin in a very competitive deposit gathering landscape. Late in the third quarter of 2008, and continuing through 2009, First Financial instituted pricing initiatives designed to grow and retain retail deposits as well as to manage its overall asset/liability position. The company also extended the terms of CD offerings with maturities of one year and beyond to secure long-term funding at attractive rates, and continues to evaluate its key customer and market demographics to develop a combination of strategies to help increase core deposits. The strategy has been successful as outflows of time deposits have been replaced with less expensive wholesale funding that was used to help fund asset generation.

Total deposits at December 31, 2009, were $~~5.5~~5.4 billion as compared to December 31, 2008 at $2.8 billion, a $~~2.7~~2.6 billion or ~~99.7~~92.2% increase due to an increase in interest-bearing checking deposits of $~~813.1~~719.3 million, an increase in time deposits of $~~1.2~~1.1 billion, savings deposits of $~~374.5~~427.4 million, and noninterest-bearing deposits of $~~355.9~~341.2 million.

Table 13 — Maturities of Time Deposits Greater Than or Equal to $0.1 million shows the contractual maturity of time deposits of $0.1 million and over that were outstanding at December 31, 2009. These deposits represented ~~12.0~~18.7% of total deposits.

BORROWINGS

2009 vs. 2008. Short-term borrowings decreased to $37.4 million at December 31, 2009, from $354.5 million at December 31, 2008, as a result of maturities of short term advances. Long-term debt increased $256.6 million to $425.3 million at December 31, 2009, from $168.8 million at December 31, 2008 due to the Federal Home Loan Bank long term debt acquired in the Peoples and Irwin transactions in 2009.

As a result of increasing the size of the investment portfolio, continued strong loan demand, and net deposit outflows during the third quarter of 2008, First Financial executed $115 million of term debt instruments. Utilizing a combination of its funding sources from the pledging of investment securities and the FHLB, this funding has multiple maturities between two and three years, and a weighted average cost of 3.63%. This strategy was primarily executed to reduce overnight liquidity risk and to mitigate interest rate sensitivity on the balance sheet.

First Financial utilizes advances from the FHLB as a funding source. Total short-term borrowings from the FHLB were $0 and $150.0 million at December 31, 2009 and 2008, respectively. Total long-term borrowings from the FHLB were $339.7 million and $83.2 million at December 31, 2009 and 2008, respectively. The total available borrowing capacity from the FHLB at December 31, 2009, was $232.0 million.

As of December 31, 2009, First Financial has pledged certain real estate loans, as well as government and agency securities, with a book value of $1.4 billion, as collateral for borrowings to the FHLB. For ease of borrowing execution, First Financial utilizes a blanket collateral agreement with the FHLB.

First Financial maintains a short-term revolving credit facility with an unaffiliated bank. This facility provides First Financial additional liquidity for various corporate activities, including the repurchase of First Financial shares and the payment of dividends to shareholders. As of December 31, 2009, the outstanding balance was $0 compared to an outstanding balance of $57.0 million as of December 31, 2008. The outstanding balance of this line varies throughout the year depending on First Financial’s cash needs. The average outstanding balance was $~~29.7~~29.5 million for 2009 and $56.7 million for 2008. First Financial entered into the credit facility for $75.0 million during the first quarter of 2007 for a period of one year, and in the third quarter of 2007 increased the line to $85.0 million until February 1, 2008, at which time it was reduced back to $75.0 million. First Financial renewed the credit facility during the first quarter of 2009 for a period of one year with an amended, maximum outstanding balance of $40.0 million. The credit facility was subsequently amended to reduce the maximum outstanding balance to $25.0 million. The credit agreement required First Financial to maintain certain covenants including return on average assets and those related to capital levels. As of December 31, 2009, and 2008, First Financial was in compliance with all required covenants.

Other long-term debt which appears on the Consolidated Balance Sheets consists of junior subordinated debentures owed to unconsolidated subsidiary trusts. Capital securities were issued in the third quarters of 2003 and 2002 by statutory business trusts –First Financial (OH) Statutory Trust II and First Financial (OH) Statutory Trust I, respectively. The debentures issued in 2002, with a final maturity of 2032, were first eligible for early redemption by First Financial in September of 2007. At the date of early redemption, First Financial redeemed all the underlying capital securities relating to Trust I. The total outstanding capital securities redeemed were $10.0 million. The debentures issued in 2003 were eligible for early redemption by First Financial in September of 2008. First Financial did not elect to redeem early, but under the terms of the agreement may redeem the securities on any interest payment date after September of 2008, with a final maturity in 2033.

First Financial owns 100% of the common equity of the remaining trust, Trust II. The trust was formed with the sole purpose of issuing the capital securities and investing the proceeds from the sale of such capital securities in the debentures. The debentures held by the trust are the sole asset of the trust. Distributions on the capital securities are payable quarterly at a variable rate of interest, which is equal to the interest rate being earned by the trust on the debentures, and are recorded as interest expense of First Financial. The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. First Financial has entered into agreements which, taken collectively, fully or unconditionally guarantee the capital securities subject to the terms of the guarantees. The amount outstanding, net of offering costs, as of December 31, 2009, is $20.0 million. These funds were used for general corporate purposes, to repurchase First Financial stock and as a means to diversify funding sources at the parent company level. As was previously described, these instruments were effectively converted to a fixed interest rate, accounted for as a cash flow hedge, in the first quarter of 2009 through the execution of an interest rate swap. The interest rate swap effectively converts floating interest rate securities to a fixed interest rate of 6.20% per annum for a term of 10 years.

The debenture qualifies as Tier I capital under Federal Reserve Board guidelines, but is limited to 25% of total qualifying tier 1 capital. The company has the capacity to issue approximately $65.8 million in additional qualifying debentures under these guidelines.

First Financial Bancorp 2009 Annual Report   21

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

See Note 13 of the Notes to Consolidated Financial Statements for additional information on borrowings and Note 16 for additional information on capital.

LIQUIDITY

Liquidity management is the process by which First Financial manages the continuing flow of funds necessary to meet its financial commitments on a timely basis and at a reasonable cost. These funding commitments include withdrawals by depositors, credit commitments to borrowers, common and preferred dividends, expenses of its operations, and capital expenditures. Liquidity is monitored and closely managed by First Financial’s Asset and Liability Committee (ALCO), a group of senior officers from the lending, deposit gathering, finance, risk management, and treasury areas. It is ALCO’s responsibility to ensure First Financial has the necessary level of funds available for normal operations as well as maintain a contingency funding policy to ensure that liquidity stress events are quickly identified, and management plans are in place to respond. This is accomplished through the use of policies which establish limits and require measurements to monitor liquidity trends, including management reporting that identifies the amounts and costs of all available funding sources. During 2009, First Financial was able to expand its various funding sources, including overnight borrowing lines, and has a diversified base of liquidity sources. These sources are periodically tested for funding availability and there have been no restrictions in availability.

Liquidity is derived primarily from deposit growth, principal and interest payments on loans and investment securities, maturing loans and investment securities, access to wholesale funding sources, and collateralized borrowings. First Financial’s most stable source of liability-funded liquidity for both the long and short-term needs is deposit growth and retention of the core deposit base. The deposit base is diversified among individuals, partnerships, corporations, public entities, and geographic markets. This diversification helps First Financial minimize dependence on large concentrations of wholesale funding sources.

Capital expenditures, such as banking center expansions and technology investments, were $13.2 million for 2009, $11.9 million for 2008, and $7.6 million for 2007. In addition, remodeling is a planned and ongoing process given First Financial’s 127 banking centers. Material commitments for capital expenditures as of December 31, 2009, were $19.5 million. Management believes that First Financial has sufficient liquidity to fund its future capital expenditure commitments.

The principal source of asset-funded liquidity is marketable investment securities, particularly those with shorter maturities. The market value of investment securities classified as available-for-sale totaled $471.0 million at December 31, 2009. Securities classified as held-to-maturity that are maturing within a short period of time are also a source of liquidity. Securities classified as held-to-maturity that are maturing in one year or less totaled $7.3 million at December 31, 2009. In addition, other types of assets such as cash and due from banks, federal funds sold and securities purchased under agreements to resell, as well as loans maturing within one year, are sources of liquidity.

At December 31, 2009, in addition to liquidity on hand of $606.2 million, First Financial had unused and available overnight wholesale funding of approximately $2.3 billion to fund any significant deposit runoff that may occur as a result of the repriced deposits and from the markets that the company is exiting as well as general corporate requirements.

Certain restrictions exist regarding the ability of First Financial’s subsidiaries to transfer funds to First Financial in the form of cash dividends, loans, or advances. The approval of the subsidiaries’ respective primary federal regulators is required for First Financial’s subsidiaries to pay dividends in excess of regulatory limitations. Dividends paid to First Financial from its subsidiaries totaled $40.7 million, $24.9 million, and $31.7 million for the years 2009, 2008, and 2007, respectively. As of December 31, 2009, First Financial’s subsidiaries had retained earnings of $346.6 million of which $223.7 million was available for distribution to First Financial without prior regulatory approval. Management is not aware of any other events or regulatory requirements that, if implemented, are likely to have a material effect on First Financial’s liquidity.

First Financial makes quarterly interest payments on its junior subordinated debentures owed to unconsolidated subsidiary trusts. Interest expense related to this other long-term debt totaled $1.2 million, $1.4 million, and $2.4 million, in the years 2009, 2008, and 2007, respectively.

During 2009, First Financial made quarterly dividend payments to the U.S. Treasury on the 80,000 perpetual preferred securities, which carry a 5.0% dividend rate for the first five years and a 9.0% rate thereafter. On February 24, 2010, First Financial Bancorp redeemed all of the $80.0 million of senior preferred shares issued to the U.S. Treasury in December 2008 under its CPP. First Financial will include in its computation of earnings per diluted common share the impact of a non-cash, deemed dividend of $0.8 million, representing the unaccreted preferred stock discount remaining on the transaction date. This one-time deemed dividend is in addition to the first quarter 2010 preferred cash dividends paid through the redemption date, totaling $1.1 million.

PENSION PLAN

First Financial sponsors a non-contributory defined-benefit pension plan covering substantially all employees. Plan assets are administered by First Financial’s Wealth Resource Group and primarily consist of equity and debt mutual funds, as well as money market funds. The pension plan does not own any shares of First Financial common stock, directly or through an equity fund.

Effective in the third quarter of 2007, First Financial amended the defined benefit pension plan formula to change the determination of participant benefits from a final average earnings plan to a cash balance plan. Pension plan participants prior to July 1, 2007, transitioned to the amended plan on January 1, 2008. After July 1, 2007, newly eligible participants entered the amended plan upon their eligibility date.

The significant assumptions used in the pension plan include the discount rate, expected return on plan assets, and the rate of compensation increase. The discount rate assumption was determined using published December 31, 2009, Corporate Bond Indices, projected cash flows of the pension plan, and comparisons to external industry surveys for reasonableness. The basis used to determine the overall expected long-term return on plan assets was based on the composition of plan assets and a consensus of estimates from similarly managed portfolios of expected future returns. The expected return on plan assets was 8.5% in both 2009 and 2008. First Financial will continue to monitor the return on plan assets and the investment vehicle used to fund the plan. The rate of compensation increase is compared to historical increases for plan participants.

Presented below is the estimated impact on First Financial’s projected benefit obligation and pension expense as of December 31, 2009, assuming shifts in the significant assumptions:

					Rate of
			Expected Return on		Compensation
	Discount Rate		Plan Assets		Increase
	-100 basis	+100 basis	-100 basis	+100 basis	-100 basis	+100 basis
(Dollars in thousands)	points	points	points	points	points	points
Change in Projected Benefit Obligation	$7,363	$(6,014)	N/A	N/A	$(672)	$733
Change in Pension Expense	$685	$(630)	$620	$(620)	$(109)	$123

In accordance with FASB ASC Topic 715, Compensation – Retirement Benefits, First Financial recorded a pension settlement charge of $2.2 million in 2007. No such charge was required in 2008 or 2009. The charge in 2007 was a result of First Financial’s staff reductions that year, and was an acceleration of costs previously deferred under pension accounting rules and would have been recognized in future periods. First Financial recorded pension expense in the Consolidated Statements of Income of $0.9 million, $1.4 million, and $4.5 million for 2009, 2008, and 2007, respectively, inclusive of the pension settlement and curtailment charges discussed above. First Financial made cash contributions totaling $30.8 million to fund the pension plan, with $30.0 million in the second quarter of 2009. No cash contributions to fund the pension plan were necessary in 2008 and 2007. First Financial does not expect to make a cash contribution to its pension plan in 2010. Contributions, if necessary, are required to meet ERISA’s minimum funding standards and the estimated quarterly contribution requirements during this period.

INTEREST RATE SENSITIVITY

Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, foreign exchange rates, and equity prices. The primary source of market risk for First Financial is interest-rate risk. Interest-rate risk is the risk to earnings and value arising from changes in market interest rates and arises in the normal course of business to the extent that there is a divergence between the amount of First Financial’s interest-earning assets and the amount of interest-bearing liabilities that are prepaid/withdrawn, re-price, or mature in specified periods. First Financial seeks to achieve consistent growth in net interest income and capital while managing volatility arising from shifts in market interest rates. First Financial’s board of directors establishes policy limits with respect to interest rate risk. ALCO oversees market risk management, monitoring risk measures, limits, and policy guidelines for managing the amount of interest-rate risk and its effect on net interest income and capital.

Interest rate risk management is an active process that encompasses monitoring loan and deposit flows complemented by investment and funding activities. Effective interest rate risk management begins with understanding the dynamic characteristics of assets and liabilities and determining the appropriate interest rate risk position given business activities, management objectives, market expectations and ALCO policy limits and guidelines.

22   First Financial Bancorp 2009 Annual Report

Table 14 · Market Risk Disclosure

	Principal Amount Maturing In:							FAIR VALUE
								December 31,
(Dollars in thousands)	2010	2011	2012	2013	2014	THEREAFTER	TOTAL	2009
Rate sensitive assets
Fixed interest rate loans(1)	205,805	178,061	151,522	180,650	111,283	112,807	940,128	938,419
Average interest rate	5.47%	5.68%	6.90%	6.12%	6.07%	6.68%	6.08%
Variable interest rate loans(1)	740,053	192,088	506,518	108,165	97,552	317,038	1,961,414	1,975,642
Average interest rate	4.46%	4.41%	4.00%	4.76%	4.30%	4.79%	4.40%
Covered loans	701,104	308,168	255,026	179,378	106,545	379,328	1,929,549	1,929,549
Average interest rate	8.83%	8.63%	8.53%	8.40%	8.23%	7.58%	8.44%
Fixed interest rate securities	16,922	57,818	88,308	83,861	34,410	86,447	367,766	368,241
Average interest rate	4.11%	4.99%	4.65%	4.83%	5.21%	5.22%	4.91%
Variable interest rate securities	438	56	10,666	39,306	17,025	143,890	211,381	211,381
Average interest rate	1.25%	4.14%	4.75%	4.15%	4.37%	3.60%	3.81%
Other earning assets	262,017	0	0	0	0	0	262,017	262,017
Average interest rate	0.25%	0.00%	0.00%	0.00%	0.00%	0.00%	0.25%
FDIC indemnification asset	175,043	88,792	20,034	12,015	3,544	16,612	316,040	316,040
Average interest rate	6.50%	6.50%	6.50%	6.50%	6.50%	6.50%	6.50%

Rate sensitive liabilities
Noninterest-bearing checking	754,522	0	0	0	0	0	754,522	754,522
Savings and interest-bearing checking	236,672	2,130,046	0	0	0	0	2,366,718	2,366,718
Average interest rate	0.54%	0.54%	0.00%	0.00%	0.00%	0.00%	0.54%
Time deposits	1,362,667	306,505	297,605	221,542	31,604	9,477	2,229,400	2,230,173
Average interest rate	1.95%	2.53%	3.43%	3.09%	2.82%	1.94%	2.36%
Fixed interest rate borrowings	20,570	50,017	52,000	500	0	241,629	364,716	386,468
Average interest rate	0.23%	3.90%	4.16%	4.31%	0.00%	4.66%	4.24%
Variable interest rate borrowings	37,430	0	0	12,500	27,500	20,620	98,050	99,940
Average interest rate	0.19%	0.00%	0.00%	3.55%	3.45%	3.35%	2.20%

Interest rate derivatives
Interest rate swaps
Fixed to variable	1,801	3,714	2,329	2,551	1,398	10,767	22,560	(1,365)
Average pay rate (fixed)	6.80%	7.06%	6.73%	6.56%	6.73%	6.84%	6.82%
Average receive rate (variable)	2.64%	2.20%	2.45%	2.43%	2.22%	2.18%	2.28%

(1) Includes loans held for sale, but excludes covered loans.

Interest-rate risk for First Financial’s Consolidated Balance Sheets consists of repricing, option, and basis risks. Repricing risk results from differences in the maturity, or repricing, of interest-bearing assets and liabilities. Option risk in financial instruments arises from embedded options such as loan prepayments, early withdrawal of Certificates of Deposits, and calls on investments and debt instruments that are primarily driven by third party or client behavior. Basis risk refers to the potential for changes in the underlying relationship between market rates or indices, which subsequently result in a narrowing of the net interest margin. Basis risk is also present in managed rate liabilities, such as interest-bearing checking accounts and savings accounts, where historical pricing relationships to market rates may change due to the level or directional change in market interest rates, or competitive pressures.

Table 14 — Market Risk Disclosure projects the principal maturities and yields of First Financial’s interest-bearing financial instruments at December 31, 2009, for the next five years and thereafter. Also included with each category is the fair value of the instruments. For loans, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities. For investment securities, including mortgage-backed securities and collateralized mortgage obligations, principal cash flows are based on estimated average lives. For loan instruments without contractual maturities, such as credit card loans, principal payments are allocated based on historical trends of payment activity. Maturities for interest-bearing liability accounts with no set maturity are estimated according to historical experience of cash flows and current expectations of client behaviors. For interest rate swaps, the table includes notional amounts and weighted-average interest rates by contractual maturity dates. The variable receiving rates are indexed to the one-month London Inter-Bank Offered Rate (LIBOR) plus a spread.

The interest-rate risk position is measured and monitored using income simulation models and economic value of equity sensitivity analysis that capture both short-term and long-term interest-rate risk exposure. Income simulation involves forecasting net interest income under a variety of interest rate scenarios including instantaneous shocks.

Presented below is the estimated impact on First Financial’s net interest income as of December 31, 2009, assuming immediate, parallel shifts in interest rates:

	-200 basis	-100 basis	+100 basis	+200 basis
	points	points	points	points
December 31, 2009	(5.28)%	(1.69)%	4.76%	7.53%

Modeling the sensitivity of net interest income and the economic value of equity to changes in market interest rates is highly dependent on numerous assumptions incorporated into the modeling process. The models used for these measurements take into account prepayment speeds on mortgage loans, mortgage-backed securities, and consumer installment loans, as well as embedded options and cash flows of other assets and liabilities. Balance sheet growth assumptions are also included in the simulation modeling process. The model includes the effects of derivatives such as interest rate swaps. Due to the current low interest rate environment, we assumed that market interest rates would not fall below 0% over the next 12-month period for the scenarios that used the down 100 and down 200 basis point parallel shift in market interest rates. The analysis provides a framework as to what our overall sensitivity position is as of our most recent reported position.

“Asset sensitive position” refers to an increase in interest rates, primarily short-term rates, that is expected to generate higher net interest income as rates earned on our interest-earning assets would reprice upward more quickly or in greater quantities than rates paid on our interest-bearing liabilities would reprice. Conversely, “liability sensitive position” refers to an increase in short-term interest rates that is expected to generate lower net interest income as rates paid on our interest-bearing liabilities would reprice upward more quickly or in greater quantities than rates earned on our interest-earning assets.

Management strategies may impact future reporting periods, as our actual results may differ from simulated results due to the timing, magnitude, and frequency of interest rate changes, the difference between actual experience, and the characteristics assumed, as well as changes in market conditions. Market based prepayment speeds are factored into the analysis for loan and securities portfolios. Rate sensitivity for transactional deposit accounts is modeled based on both historical experience and external industry studies.

First Financial Bancorp 2009 Annual Report   23

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Table · 15   Contractual Obligations

		Payments due by period
		Less than	One to three	Three to five	More than
(Dollars in thousands)	Total	one year	Years	years	five years
Contractual Obligations
Long-term debt obligations (including interest)
Federal Home Loan Bank borrowings	$429,665	$8,424	$136,287	$17,548	$267,406
National Market Repurchase Agreement	76,244	2,119	4,814	43,701	25,610
Junior subordinated debentures owed to unconsolidated subsidiary trusts	36,318	679	1,361	1,359	32,919
Operating lease obligations	34,059	11,512	15,591	4,436	2,520
Total	$576,286	$22,734	$158,053	$67,044	$328,455

First Financial uses economic value of equity sensitivity analysis to understand the impact of interest rate changes on long-term cash flows, income, and capital. Economic value of equity is based on discounting the cash flows for all balance sheet instruments under different interest rate scenarios. Deposit premiums are based on external industry studies and utilizing historical experience.

Presented below is the change in First Financial’s economic value of equity position as of December 31, 2009, assuming immediate, parallel shifts in interest rates:

	-200 basis	-100 basis	+100 basis	+200 basis
	Points	Points	points	points
December 31, 2009	(17.91)%	(8.13)%	4.83%	7.97%

First Financial, utilizing interest rates primarily based upon external industry studies, models additional scenarios covering the next twelve months. Based on these scenarios, First Financial has a slightly asset sensitive interest rate risk position of a positive 1.9% when compared to a base-case scenario with interest rates held constant. Given its outlook for future interest rates, First Financial is managing its balance sheet with a bias toward asset sensitivity. First Financial’s year-end asset sensitive interest rate risk position is influenced by the acquired assets from Peoples and Irwin, the repositioning of our investment securities through the investment of portfolio paydowns into floating rate loans, and the modeling assumptions regarding deposit pricing.

OPERATIONAL RISK

As with all companies, First Financial is subject to operational risk. Operational risk is the risk of loss due to human error, inadequate or failed internal systems and controls, violations of, or noncompliance with, laws, rules, regulations, prescribed practices, or ethical standards, and external influences such as market conditions, fraudulent activities, disasters, and security risks. First Financial continuously strives to strengthen the company’s system of internal controls to ensure compliance with laws, rules, and regulations, and to improve the oversight of our operational risk.

RISK MANAGEMENT

The risk management function manages risks for the company through processes that assess the overall level of risk on a regular basis and identifies specific risks and the steps being taken to mitigate them. Managing risk at First Financial continues to evolve and has enhanced risk awareness as part of the culture of the company over time.  First Financial is currently moving to a more structured Enterprise Risk Management (ERM) approach as part of this progression. ERM allows First Financial to align a variety of risk management activities within the company into a cohesive, enterprise-wide approach, focus on process-level risk management activities and strategic objectives within the risk management culture, deliberately consider risk responses and effectiveness of mitigation compared to established standards for risk appetite and tolerance, recognize and respond to the significant organizational changes that have increased the size and complexity of the organization, and consolidate information obtained through a common process into concise business performance and risk information for management and the board of directors.

First Financial uses a robust regulatory risk framework as one of the foundational components of its ERM framework.  This not only allows for a common categorization across the company, but allows for a consistent and complete risk framework that can be summarized and assessed enterprise-wide. In addition, the framework is consistent with that used by the company’s regulators, allowing for additional feedback on First Financial’s ability to assess and measure risk across the organization and for management and the board of directors to identify and understand differences in assessed risk profile using this same foundation.

The goal of this framework is to implement effective risk management techniques and strategies, minimize losses, and strengthen the company’s overall performance.

CAPITAL

First Financial and its subsidiary, First Financial Bank, are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet minimum capital requirements can initiate regulatory action.

Table · 16   Capital

	December 31,
(Dollars in thousands)	2009	2008
Consolidated capital calculations:
Common stock	$490,532	$394,169
Retained earnings	301,328	76,339
Accumulated other comprehensive loss	(10,487)	(11,905)
Treasury stock, at cost	(185,401)	(188,295)
Total common shareholder’s equity	595,972	270,308
Preferred stock	79,195	78,019
Total shareholder’s equity	675,167	348,327
Goodwill	(51,908)	(28,261)
Other intangibles	(7,461)	(1,002)
Total tangible equity	615,798	319,064
Preferred stock	(79,195)	(78,019)
Total tangible common equity	$536,603	$241,045
Total assets	$6,681,123	$3,699,142
Goodwill	(51,908)	(28,261)
Other intangibles	(7,461)	(1,002)
Total tangible assets	$6,621,754	$3,669,879
Tier 1 capital	$654,104	$356,307
Total capital	$703,202	$392,180
Total risk-weighted assets	$3,908,105	$2,878,548
Average assets[1]	$6,833,203	$3,566,051

Regulatory capital:
Tier 1 ratio	16.74%	12.38%
Total capital ratio	17.99%	13.62%
Leverage ratio	9.57%	10.00%

Other capital ratios:
Total shareholders’ equity to ending assets	10.11%	9.42%
Total common shareholders’ equity to ending assets	8.92%	7.31%
Total tangible shareholders’ equity to ending tangible assets	9.30%	8.70%
Total tangible common shareholders’ equity to ending tangible assets	8.10%	6.57%

 (1) For purposes of calculating the Leverage Ratio, certain intangible assets are  excluded from average assets.

24   First Financial Bancorp 2009 Annual Report

Quantitative measures established by regulation to ensure capital adequacy require First Financial to maintain minimum amounts and ratios as defined by the regulations for Total and Tier 1 capital to risk-weighted assets and to average assets, respectively. Management believes, as of December 31, 2009, that First Financial met all capital adequacy requirements to which it was subject. At December 31, 2009, and December 31, 2008, regulatory notifications categorized First Financial as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, First Financial must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth by regulation. There have been no conditions or events since those notifications that management believes has changed the institution’s category. For further information, see Note 16 of the Notes to Consolidated Financial Statements.

First Financial’s Tier I capital is comprised of total shareholders’ equity plus junior subordinated debentures, less unrealized gains and losses and any amounts resulting from the application of FASB ASC Topic 715, Compensation – Retirement Benefits, that is recorded within accumulated other comprehensive income (loss), intangible assets, and any valuation related to mortgage servicing rights. Total risk-based capital consists of Tier I capital plus qualifying allowance for loan and lease losses and gross unrealized gains on equity securities.

For purposes of calculating the leverage ratio, average assets represents quarterly average assets less assets not qualifying for Total risk-based capital including intangibles and non-qualifying mortgage servicing rights and allowance for loan and lease losses.

The Peoples and Irwin FDIC-assisted transactions, which were each accounted for as a business combination, resulted in the recognition of an FDIC Indemnification Asset, which represents the fair value of estimated future payments by the FDIC to First Financial for losses on covered assets. The FDIC indemnification asset, as well as covered assets, are risk-weighted at 20% for regulatory capital requirement purposes.

On October 1, 2008, First Financial filed a shelf registration on Form S-3 with the Securities and Exchange Commission (SEC). Subsequently on May 1, 2009, the company amended the shelf registration on Form S-3. This amended shelf registration statement allowed the company to raise capital from time to time, up to an aggregate of $200.0 million, through the sale of various types of securities. On June 8, 2009, the company completed a public offering of 13,800,000 shares of its common stock at a price of $7.50 per share resulting in net proceeds of $98.0 million of additional common equity after offering related costs. Subsequently on February 2, 2010, the company completed a public offering of 6,372,117 shares of it common stock at a price of $15.14 per share resulting in net proceeds of $91.2 million of additional equity after offering related costs. The offering on February 2, 2010 utilized the remaining capacity under the amended shelf registration statement.

The U.S. Department of the Treasury (Treasury), working with the Federal Reserve Board, established late in 2008 the Troubled Asset Relief Program (TARP) Capital Purchase Program (CPP), which was intended to stabilize the financial services industry. One of the components of the CPP included a $250 billion voluntary capital purchase program for certain qualified and healthy banking institutions. Pursuant to the CPP, Treasury purchased from First Financial 80,000 shares of $1,000 par value senior perpetual preferred securities at a price of $80.0 million equal to approximately 3.0% of the company’s then risk-weighted assets. Treasury also received a warrant for the purchase of common stock in the amount of 930,233 shares at a strike price of $12.90 per share. As a result of the common equity raised during the second quarter of 2009, the number of common shares eligible for purchase under the warrant agreement was reduced by 50% to 465,117 shares. Such preferred shares pay a dividend of 5% for the first five years and increase to 9% thereafter. In addition, subject to certain limited exceptions, financial institutions participating in the CPP are prohibited from (a) increasing their dividend to common shareholders and (b) conducting share repurchases without the prior approval of the Treasury. Participating financial institutions are also subject to certain limitations on executive compensation as well as other conditions. On January 21, 2009, First Financial filed a registration statement on Form S-3 with the SEC to register these securities as required by the security purchase agreement with the Treasury. On February 19, 2009, the registration statement was deemed effective by the SEC.

During 2009, the company paid dividends of $3.6 million to the Treasury on its senior perpetual preferred securities.

On February 24, 2010, First Financial Bancorp redeemed all of the $80.0 million of senior preferred shares issued to the Treasury in December 2008 under its CPP. First Financial will include in its computation of earnings per diluted common share the impact of a non-cash, deemed dividend of $0.8 million, representing the unaccreted preferred stock discount remaining on the transaction date. This one-time deemed dividend is in addition to the first quarter 2010 preferred cash dividends paid through the redemption date, totaling $1.1 million. A warrant issued in connection with the preferred shares will continue to be held by the U.S. Treasury enabling it to purchase up to 465,117 shares of First Financial common stock at an exercise price of $12.90 per share until its expiration on December 23, 2018. First Financial does not intend to repurchase the warrant at this time.

First Financial also opted to participate in the FDIC’s temporary liquidity guarantee program. The components of this program include the guarantee, until December 31, 2012, of certain newly issued senior unsecured debt issued by banks and bank holding companies through October 31, 2009 and full deposit insurance coverage for noninterest-bearing transaction accounts, regardless of size, until June 30, 2010. Participation in these programs will result in an increase in deposit insurance premiums and any debt will be subject to an insurance premium.

Total shareholders’ equity at December 31, 2009, was $675.2 million compared to total shareholders’ equity at December 31, 2008, of $348.3 million. This $326.8 million or 93.8% increase was primarily due to the Irwin-FDIC assisted transaction, which was accounted for as a business combination with an after-tax bargain purchase gain of $238.4 million.

For further detail, see the Consolidated Statements of Changes in Shareholders’ Equity.

On January 25, 2000, the board of directors authorized First Financial to repurchase the number of common shares necessary to satisfy any restricted stock awards or stock options that were granted from time to time under the 1999 Stock Incentive Option Plan for Officers and Employees and the 1999 Stock Option Plan for Non-Employee Directors. In 2007, the plan was amended to allow for the purchase of shares for general corporate purposes. Under this plan, First Financial repurchased 1,612,285 shares in 2007, 276,000 shares in 2001, and 650,110 shares in 2000. The total number of shares that can be repurchased over the remaining life of the ten-year plan may not exceed 7,507,500 shares. At December 31, 2009, 4,969,105 shares remained available for purchase under this program.

On February 26, 2002, the board of directors authorized a stock repurchase program for up to 5% of First Financial’s common shares outstanding. This program was intended to provide shares for general corporate purposes including the payment of future stock dividends. Repurchase activity under this plan was 1,053,699 shares in 2003 and 1,272,205 shares in 2002. The shares repurchased in 2003 completed this program.

On February 25, 2003, First Financial’s board of directors authorized an additional stock repurchase program to repurchase up to 5% of its shares outstanding upon the completion of the February 26, 2002, program. Under this plan, First Financial repurchased 387,715 shares in 2007, 404,000 shares in 2006, 916,000 shares in 2005, 358,999 shares in 2004, and 177,001 shares in 2003. The shares repurchased in 2007 completed this program.

On December 9, 2005, the final results for the “Modified Dutch Auction” tender offer were announced. First Financial repurchased 3,250,000 shares at a price of $19.00 per share. The “Modified Dutch Auction” tender procedure allowed shareholders to select the price within the specified range at which each shareholder was willing to sell all or a portion of his or her shares to First Financial. Based on the number of shares tendered and the prices specified by the tendering shareholders, First Financial determined the single per share price within the range that would allow it to repurchase the 3,250,000 shares.

At this time, First Financial does not plan on repurchasing any of its shares in 2010.

The dividend payout ratio was 7.4%, 109.7%, and 69.9% for the years 2009, 2008, and 2007, respectively. The dividend payout ratio is continually reviewed by management and the board of directors for consistency with First Financial’s overall capital plan and compliance with applicable regulatory limitations.

In January of 2009, First Financial announced the board of directors’ decision to reduce its quarterly cash dividend to common shareholders in a continued effort to further strengthen First Financial’s capital level. The quarterly cash dividend was reduced to $0.10 per share from the previous $0.17 per share and is consistent with the board of directors’ long-term target dividend payout range of between 40% and 60% of normalized earnings available to common shareholders.

First Financial has consistently maintained regulatory capital ratios at or above the level that results in its classification as “well-capitalized.” For further detail on capital ratios, see Note 16 of the Notes to Consolidated Financial Statements.

CRITICAL ACCOUNTING POLICIES

First Financial’s Consolidated Financial Statements are prepared based on the application of accounting policies, the most significant of which are described in Note 1 of the Notes to Consolidated Financial Statements. These policies require the reliance on estimates and assumptions. Changes in underlying factors, assumptions, or estimates in any of these areas could have a material impact on First Financial’s future financial condition and results of operations. In management’s opinion, some of these areas have a more significant impact than others on First Financial’s financial reporting. For First Financial, these areas currently include accounting for the allowance for loan and lease losses, income taxes, covered loans, FDIC indemnification asset, pension, and goodwill and other intangible assets. This annual report provides management’s analysis of the allowance for loan and lease losses on pages 16 through 18, income taxes on page 14, covered loans on pages 15 and 16, and pension plan on page 22.

First Financial Bancorp 2009 Annual Report   25

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Allowance for Loan and Lease Losses. First Financial maintains the allowance for loan and lease losses at a level sufficient to absorb potential losses inherent in the loan portfolio given the conditions at the time. Management determines the adequacy of the allowance based on periodic evaluations of the loan portfolio and other factors. These evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change, including, among others:

•	Probability of default,

•	Loss given default,

•	Exposure at date of default,

•	Amounts and timing of expected future cash flows on impaired loans,

•	Value of collateral,

•	Historical loss exposure, and

•	The effects of changes in economic conditions that may not be reflected in historical results.

To the extent actual outcomes differ from management’s estimates, additional provision for credit losses may be required that would impact First Financial’s operating results. Pages 16 through 18 of this annual report provide management’s analysis of the allowance for loan and lease losses.

Covered loans. Loans acquired in FDIC-assisted transactions are covered under loss sharing agreements. Covered loans were recorded at fair value at acquisition. Fair values for covered loans were based on a discounted cash flow methodology that considered various factors including the type of loan and related collateral, classification status, fixed or variable interest rate, term of loan and whether or not the loan was amortizing, and a discount rate reflecting the Company’s assessment of risk inherent in the cash flow estimates. Covered loans were grouped together according to similar characteristics and were treated in the aggregate when applying various valuation techniques.

FDIC indemnification asset. FDIC indemnification assets result from the loss share agreements in the assisted transactions and are measured separately from the related covered assets as they are not contractually embedded in the assets and are not transferable with the assets should First Financial choose to dispose of them. Fair value is estimated using projected cash flows related to the loss sharing agreements based on the expected reimbursements for losses and the applicable loss sharing percentages. These expected reimbursements do not include reimbursable amounts related to future covered expenditures. These cash flows are discounted to reflect the uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC.

Goodwill. Goodwill arising from business acquisitions represents the value attributable to unidentifiable intangible elements in the business acquired. FASB ASC Topic 350, Intangibles – Goodwill and Other, requires goodwill to be tested for impairment on an annual basis and more frequently in certain circumstances. At least annually, First Financial reviews goodwill for impairment using both income and asset based approaches. The income-based approach utilizes a multiple of earnings method in which First Financial’s annualized earnings are compared to equity to provide an implied book-value-to-earnings multiple. First Financial then compares the implied multiple to current marketplace earnings multiples for which banks are being traded. An implied multiple less than current marketplace earnings multiples is an indication of possible goodwill impairment. The asset-based approach uses the discounted flows of First Financial’s assets and liabilities, inclusive of goodwill, to determine an implied fair value. This input is used to calculate the fair value of the company, including goodwill, and is compared to the company’s book value. An implied fair value that exceeds the company’s book value is an indication that goodwill is not impaired. If First Financial’s book value exceeds the implied fair value, an impairment loss equal to the excess amount would be recognized. Based on First Financial’s analysis at year-end 2009, there have been no impairment charges required.

Pension. First Financial sponsors a non-contributory defined-benefit pension plan covering substantially all employees. Accounting for the pension plan involves material estimates regarding future plan obligations and investment returns on plan assets. Significant assumptions used in the pension plan include the discount rate, expected return on plan assets, and the rate of compensation increase. First Financial determines the discount rate assumption using published Corporate Bond Indices, projected cash flows of the pension plan, and comparisons to external industry surveys for reasonableness. The expected long-term return on plan assets is based on the composition of plan assets and a consensus of estimates of expected future returns from similarly managed portfolios while the rate of compensation increase is compared to historical increases for plan participants. Changes in these assumptions can have a material impact on the amount of First Financial’s future pension obligations, on the funded status of the plan and can impact First Financial’s operating results. Page 22 of this annual report provides management’s analysis of First Financial’s pension plan.

Income Taxes. First Financial evaluates and assesses the relative risks and appropriate tax treatment of transactions after considering statutes, regulations, judicial precedent and other information and maintains tax accruals consistent with its evaluation of these relative risks. Changes to the estimate of accrued taxes occur periodically due to changes in tax rates, interpretations of tax laws, the status of examinations being conducted by taxing authorities and changes to statutory, judicial, and regulatory guidance that impact the relative risks of tax positions. These changes, when they occur, can affect deferred taxes and accrued taxes as well as the current period’s income tax expense and can be material to First Financial’s operating results. Page 14 of this annual report provides management’s analysis of First Financial’s income taxes.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this report that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the Act). In addition, certain statements in future filings by First Financial with the Securities and Exchange Commission, in press releases, and in oral and written statements made by or with the approval of First Financial which are not statements of historical fact constitute forward-looking statements within the meaning of the Act.

Examples of forward-looking statements include, but are not limited to, projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure and other financial items, statements of plans and objectives of First Financial or its management or board of directors, and statements of future economic performances and statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “intends,” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: management’s ability to effectively execute its business plan; the risk that the strength of the United States economy in general and the strength of the local economies in which we conduct operations may continue to deteriorate resulting in, among other things, a further deterioration in credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio, allowance for loan and lease losses and overall financial performance; the ability of financial institutions to access sources of liquidity at a reasonable cost; the impact of recent upheaval in the financial markets and the effectiveness of domestic and international governmental actions taken in response, such as the U.S. Treasury’s TARP and the FDIC’s Temporary Liquidity Guarantee Program, and the effect of such governmental actions on us, our competitors and counterparties, financial markets generally and availability of credit specifically, and the U.S. and international economies, including potentially higher FDIC premiums arising from participation in the Temporary Liquidity Guarantee Program or from increased payments from FDIC insurance funds as a result of depository institution failures; the effects of and changes in policies and laws of regulatory agencies, inflation and interest rates; technology changes; mergers and acquisitions, including costs or difficulties related to the integration of acquired companies, including our ability to successfully integrate the branches of Peoples and Irwin which were acquired out of FDIC receivership; the risk that exploring merger and acquisition opportunities may detract from management’s time and ability to successfully manage our company; expected cost savings in connection with the consolidation of recent acquisitions may not be fully realized or realized within the expected time frames, and deposit attrition, customer loss and revenue loss following completed acquisitions may be greater than expected; our ability to increase market share and control expenses; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and the SEC; adverse changes in the securities and debt markets; our success in recruiting and retaining the necessary personnel to support business growth and expansion and maintain sufficient expertise to support increasingly complex products and services; monetary and fiscal policies of the Board of Governors of the Federal Reserve System (Federal Reserve) and the U.S. government and other governmental initiatives affecting the financial services industry; our ability to manage loan delinquency and charge-off rates and changes in estimation of the adequacy of the allowance for loan losses; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; the uncertainties arising from our participation in the TARP, including impacts on employee recruitment and retention and other business practices; and our success at managing the risks involved in the foregoing.

Such forward-looking statements speak only as of the date on which such statements are made, and First Financial undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events.

26   First Financial Bancorp 2009 Annual Report

Statistical Information (Unaudited)

	2009			2008			2007
	Balance	Interest	Yield	Balance	Interest	Yield	Balance	Interest	Yield
Earning assets	Daily average balances and interest rates (Tax equivalent basis; dollars in thousands):
Loans (1), (4)
Commercial(2)	$841,088	$39,181	4.66%	$803,945	$46,589	5.80%	$739,884	$59,236	8.01%
Real estate – construction	254,746	9,673	3.80%	188,763	10,096	5.35%	128,208	10,033	7.83%
Real estate – commercial	945,456	53,388	5.65%	771,014	49,373	6.40%	669,370	46,441	6.94%
Real estate – residential	351,376	18,608	5.30%	489,093	27,618	5.65%	581,764	33,053	5.68%
Installment and other consumer	427,505	23,501	5.50%	408,561	26,626	6.52%	427,051	34,215	8.01%
Lease financing(2)	31	2	6.45%	170	19	11.18%	621	66	10.63%
Total loans, excluding covered loans	2,820,202	144,353	5.12%	2,661,546	160,321	6.02%	2,546,898	183,044	7.19%
Covered loans and indemnification asset	710,230	58,271	8.20%	0	0	N/M	0	0	N/M
Investment securities(3)
Taxable	638,685	29,376	4.60%	400,957	19,954	4.98%	285,645	14,961	5.24%
Tax-exempt (2)	29,158	2,285	7.84%	51,964	4,205	8.09%	72,158	5,449	7.55%
Total investment securities (3)	667,843	31,661	4.74%	452,921	24,159	5.33%	357,803	20,410	5.70%
Interest-bearing deposits with other banks	151,198	208	0.14%	0	0	N/M	0	0	N/M
Federal funds sold	0	0	N/M	18,603	633	3.40%	104,165	5,269	5.06%
Total earning assets	4,349,473	234,493	5.39%	3,133,070	185,113	5.91%	3,008,866	208,723	6.94%

Nonearning assets
Allowance for loan and lease losses	(42,553)			(29,391)			(28,263)
Cash and due from banks	133,611			86,265			89,780
Accrued interest and other assets	300,983			236,331			239,657
Total assets	$4,741,514			$3,426,275			$3,310,040

Interest-bearing liabilities
Deposits
Interest-bearing demand	$862,730	3,097	0.36%	$608,708	5,075	0.83%	$623,110	12,513	2.01%
Savings	771,202	3,461	0.45%	610,875	5,629	0.92%	578,579	11,016	1.90%
Time	1,537,564	41,022	2.67%	1,180,553	47,293	4.01%	1,229,297	55,655	4.53%
Total interest-bearing deposits	3,171,496	47,580	1.50%	2,400,136	57,997	2.42%	2,430,986	79,184	3.26%
Borrowed funds
Short-term borrowings	244,014	1,318	0.54%	222,143	4,828	2.17%	92,709	4,232	4.56%
Long-term debt	224,475	7,145	3.18%	78,776	2,892	3.67%	57,458	2,099	3.65%
Other long-term debt	20,620	1,202	5.83%	20,620	1,386	6.72%	28,190	2,427	8.61%
Total borrowed funds	489,109	9,665	1.98%	321,539	9,106	2.83%	178,357	8,758	4.91%
Total interest-bearing liabilities	3,660,605	57,245	1.56%	2,721,675	67,103	2.47%	2,609,343	87,942	3.37%

Noninterest-bearing liabilities
Noninterest-bearing demand deposits	539,336			397,267			397,918
Other liabilities	67,780			27,624			22,504
Shareholders’ equity	473,793			279,709			280,275
Total liabilities and shareholders’ equity	$4,741,514			$3,426,275			$3,310,040
Net interest income and interest rate spread (fully tax equivalent)		$177,248	3.83%		$118,010	3.44%		$120,781	3.57%
Net interest margin (fully tax equivalent)			4.08%			3.77%			4.01%
Interest income and yield		$233~~8~~,228	5.36%		$183,305	5.85%		$206,442	6.86%
Interest expense and rate		57,245	1.56%		67,103	2.47%		87,942	3.37%
Net interest income and spread		$175,983	3.80%		$116,202	3.38%		$118,500	3.49%
Net interest margin			4.05%			3.71%			3.94%

(1)	Nonaccrual loans are included in average loan balance and loan fees are included in interest income.
(2)	Interest income on tax-exempt investments and on certain tax-exempt loans and leases has been adjusted to a tax equivalent basis using a 35.00% tax rate.
(3)	Includes investment securities held-to-maturity, investment securities available-for-sale, investment securities trading, and other investments.
(4)	Includes loans held-for-sale.
N/M=Not meaningful